LEASE AGREEMENT

BETWEEN

SINACOLA COMMERCIAL PROPERTIES, LTD., AS LANDLORD

AND

OXYSURE SYSTEMS, INC., AS TENANT

MARCH 6, 2007

LEASE SUMMARY

Landlord: Sinacola Commercial Properties, Ltd.	Tenant: Oxysure Systems, Inc.
Landlord Contact: Michelle Sinacola	Tenant Contact: Julian T. Ross
Building Name and Address: Frisco Center Building 1; 10880 Research Rd; Frisco, Texas 75034	Suite Number and Floor of Premises: Suite Number 600
Building Square Footage: 32,400 sf	Premises Square Footage: 16,200 sf
Date of Lease: March 6, 2007	Lease Term: 5 years
Starting Base Rent: Year l-$8.50 sf	Annual Base Rent Increase: Year 2-$ 10.75 sf Year 4-$ 12.25 sf Year 3-$ 12.00 sf Year 5-$ 12.50 sf
Moving Allowance: None	Tenant Improvements Allowance: $324,000.00 ($20.00 sf)
Lease Commencement Date: Earlier of (i) the date that Tenant actually occupies the Premises for the conduct of its business, or (ii) the date on which the Premises is Ready for Occupancy, but in any event not later than September 1, 2007
Rent Commencement Date: Same as Lease Commencement Date
Lease Guarantor: None	Guaranty Amount: N/A
Letter of Credit: $50,000.00, subject to reduction as expressly provided m Section 5.4(d)	Security Deposit: $11,475.00
Holdover Rent: 150%	Right of First Refusal: Yes; for up to 50,000 sf in either of 2 future planned buildings (if constructed, but without obligation to construct)
Lease Expiration: TBD	Renewal Options: 1 option to renew for 5 years
Cap on Controllable Operating Expense Increases: 4%

SECTION 8 - TRANSFERS
8.1	Transfers by Tenant	18
8.2	[INTENTIONALLY DELETED.]	19
8.3	Transfer Requirements	19
8.4	Transfers by Landlord	19
8.5	Defined Terms	19
SECTION 9 - INSURANCE; CASUALTY; ALLOCATION OF LIABILITY
9.1	Property Insurance	20
9.2	Liability Insurance	20
9.3	Casualty Damage	21
9.4	INDEMNITY BY TENANT	22
9.5	INDEMNITY BY LANDLORD	22
9.6	Waiver of Claims and Subrogation Rights	23
9.7	Damages from Certain Causes	23
SECTION 10-CONDEMNATION
10.1	Condemnation	24
10.2	Condemnation Award	24
SECTION 11 - TITLE ENCUMBRANCES
11.1	Subordination to Mortgage; Mortgagee Rights	24
11.2	Landlord's Lien; Security Interest	25
11.3	Mechanic's Liens	25
SECTION 12 - DEFAULT; DISPUTES; REMEDIES
12.1	Default by Tenant	26
12.2	Landlord's Remedies	27
12.3	Default by Landlord	28
12.4	Limitation on Landlord's Liability	28
12.5	Attorney's Fees	28
SECTION 13 - MISCELLANEOUS
13.1	Notices	29
13.2	Estoppel Agreements	29
13.3	No Implied Waiver	29
13.4	Independent Obligations	29
13.5	Severability	29
13.6	Recording	29
13.7	Governing Law	29
13.8	Force Majeure	29
13.9	Time of Performance	30
13.10	Commissions	30
13.11	Merger of Estates	30
13.12	Survival of Indemnities and Covenants	30
13.13	Headings	30
13.14	Entire Agreement	30
13.15	Amendment	30
13.16	Joint and Several Liability	31
13.17	Multiple Counterparts	31
13.18	Effect of Delivery of this Lease	31
13.19	OF AC Certification	31
13.20	Property Code	31
13.21	Tenant's One-Time Termination Option	31

LEASE AGREEMENT

THIS LEASE AGREEMENT ("Lease") is executed effective as of March 5, 2007 (the "Effective Date"), between Sinacola Commercial Properties, Ltd., a Texas limited partnership ("Landlord"), and Oxysure Systems, Inc., a Delaware corporation ("Tenant").

SECTION 1 - DEFINITIONS

1.1      Definitions. As used in this Lease, the following terms have the meanings given to them below:

Lease Year	Base Rent per Square Foot of Rentable Area (per year)	Annual Base Rent	Monthly Base Rent
1	$8.50	$137,700.00	$11,475.00
2	$10.75	$174,150.00	$14,512.50
3	$12.00	$194,400.00	$16,200.00
4	$12.25	$198,450.00	$16,537.50
5	$12.50	$202,500.00	$16,875.00

"Basic Operating Costs" has the meaning given to such term in Exhibit "H" attached hereto and made a part hereof for all puiposes.

"Broker" means Studley, Inc. (Jim Nelms, Senior Managing Director, located at 15303 Dallas Parkway, Suite 1200, Addison, TX 75001).

"Building" means the office building located upon the Property. The address of the Building is 10880 Research Pvoad; Frisco, Texas 75034.

"Building Standard" means the level of service or type of equipment standard in the Building or the type, brand, or quality of materials existing in the Building at the time the Landlord delivers the Premises to the Tenant and prior to the construction of any Tenant Improvements or such level, type, brand or quality that Landlord designates from time to time to be the minimum or exclusive level, type, brand or quality to be used in the Building.

"Commencement Date" means the earlier of (i) the date that Tenant actually occupies the Premises for the conduct of its business, or (ii) the date on which the Premises is Ready for Occupancy, but in any event not later than September 1, 2007.

"Common Areas" means all areas, spaces, facilities and equipment (whether or not located within the Building) made available by Landlord for the common and joint use of Landlord, Tenant, and others designated by Landlord. "Common Areas" includes, without limitation, tunnels, loading docks, walkways, sidewalks and driveways necessary for access to the Building, Parking Areas, Building lobbies, atriums, landscaped areas, public corridors, public restrooms, Building stairs, elevators open to the public, service elevators (service elevators will be available only for tenants of the Building and others designated by Landlord), drinking fountains and any such other areas and facilities, if any, as are designated by Landlord from time to time as Common Areas. "Common Areas" also includes areas so designated by Landlord on a floor of the Building occupied by a single tenant.

"Complex" means the Property, as well as the Building and Common Areas.

"Default Rate" means the lesser of (i) the rate of 18% per year, and (ii) the maximum rate of interest then permissible for a commercial loan to Tenant in the State.

"Electricity Costs for the Complex" means the total electricity cost charged to Landlord by the entity supplying electricity to the Complex, including taxes.

"Landlord-Related Party" means any officer, director, owner, partner, employee, agent, contractor, property manager, or broker of Landlord.

"Lease Term" means the period that begins on the Commencement Date and ends on the last day of the 60th full calendar month after the Commencement Date.

"Lease Year" means a period of twelve (12) consecutive calendar months. If the Commencement Date does not occur on the first day of a month, the first Lease Year will begin on the first day of the month following the Commencement Date.

"Market Area" means the Dallas/Fort Worth Metroplex area. "Mortgage" has the meaning given to such term in Section 11.1. "Mortgagee" has the meaning given to such term in Section 11.1.

"Normal Business Holidays" means New Years Day, Memorial Day, July 4th (Independence Day), Labor Day, Thanksgiving, Christmas Day and any other day which is recognized by office tenants generally (excluding federal or state banking institutions) as a holiday on which employees are not required to work.

"Notice Address" means:
With respect to Landlord:	Sinacola Commercial Properties, Ltd. 10950 Research Rd. Frisco, Texas 75034 Attn: Kasey Hester Tel.: (214) 387-3900 Fax: (214) 387-3989 fax
With a copy to:	Sinacola Commercial Properties, Ltd. 10950 Research Rd. Frisco, Texas 75034 Attn: Michelle Sinacola Tel.: (214) 387-3900 Fax: (214) 387-3989 fax

With respect to Tenant: (Prior to the Commencement Date)	OxySure Systems, Inc. 2611 Internet Boulevard, Suite 109 Frisco, Texas 75034 Attn: Julian Ross Tel.: 214-618-7918 Fax: 214-618-6494
With respect to Tenant: (After the Commencement Date)	OxySure Systems, Inc. 10880 Research Rd., Suite 600 Frisco, Texas 75034 Attn: Julian Ross Tel.: 214-682-5257 Fax: 214-618-6494

"Parking Areas" means those areas located upon the Property designated by Landlord, from time to time, to be parking areas.

"Premises" means the suite of offices, known as Suite No. 600, located upon the 1st floor of the Building and outlined on the floor plan(s) attached to this Lease as Exhibit "B".

"Property" means the land described in Exhibit "A" attached hereto.

"Punchlist Items" means touch-up, minor finish, mechanical adjustment, or decoration work to be performed as a part of completing the Tenant Improvements.

"Ready for Occupancy" means (i) if Tenant Improvements are to be provided by Landlord, the Tenant Improvements are Substantially Complete (as defined below) and a temporary or permanent certificate of occupancy (or its equivalent) has been issued for the Premises, or (ii) if no Tenant Improvements are being provided by Landlord, the Premises is unoccupied.

"Rent" means collectively the Base Rent, the Additional Rent, the amounts to be paid by Tenant pursuant to the Tenant bnprovements Agreement (if any) and all other sums of money becoming due and payable to Landlord under this Lease.

"Rentable Area" means (i) the "Usable Area" within any leased premises (i.e., the gross area enclosed by the surface of the exterior glass walls, the mid-point of any walls separating portions of the Premises from those of adjacent tenants, the slab penetration line of all walls separating such leased premises from Service Areas and the corridor side of walls separating such leased premises from Common Areas), plus (ii) a pro-rata part of the Common Areas and Service Areas within the Building. The areas in clauses (i) and (ii) include the area encompassed by any columns or other structural elements which provide support to the Premises or the Building, but exclude permanent vertical penetrations, such as fire stairs, elevator shafts, flues, pipe shafts and vertical ducts. The "Rentable Area" will be calculated in accordance with ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (BOMA).

"Rentable Area of the Building" means 32,400 square feet of Rentable Area.

"Rentable Area of the Premises" means 16,200 square feet of Rentable Area, regardless of the results from later re-measurement or actual construction and completion of the Premises for occupancy.

"Reserved Parking Spaces" means any Parking Spaces that Tenant has elected to use on a reserved basis pursuant to Section 7.2(c) below.

"Rules and Regulations" means the rules and regulations for the Complex set forth on Exhibit "C" attached hereto, and any other reasonable rules and regulations that may be adopted or altered by Landlord in accordance with this Lease.

"Security Deposit" means the sum of $11,475.00.

"Service Areas" means those areas, spaces, facilities and equipment serving the Building (whether or not located within the Building), including, but not limited to, mechanical, telephone, electrical, janitorial and similar rooms and air and water refrigeration equipment, but to which Tenant and other occupants of the Building will have limited or no access.

"State" means the State of Texas.

"Submetered Power" means all electricity that is separately submetered by Landlord and paid by tenants in the Building or that is separately tracked and calculated by Landlord's engineer and paid by tenants in the Building.

"Substantially Complete" means that the Tenant Improvements have been completed substantially in accordance with the Plans and Specifications (excluding Punchlist Items) and that the Premises is capable of being occupied for the purposes described in Section 6.1.

"Taxes" means all taxes, assessments and governmental charges, whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing the Complex or by others, subsequently created or otherwise and any other taxes, association dues and assessments attributable to the Complex or its operation. The term "Taxes" does not include federal and state income taxes, franchise taxes, taxes on rent, inheritance, estate, gift, corporation, net profits or any similar tax for which Landlord becomes liable or which may be imposed upon or assessed against Landlord. If, at any time during the Lease Term, the present method of taxation is changed so that in lieu of the whole or any part of any taxes, assessments or governmental charges levied, assessed or imposed on the Complex, there is levied, assessed or imposed on Landlord a capital levy or other tax directly on the Rent, or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon the Rent, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, will be included with the term "Taxes".

"Tenant Improvements" means those improvements to the Premises that Landlord has agreed to provide pursuant to the Tenant Improvements Agreement.

"Tenant Improvements Agreement" means the Tenant Improvements Agreement (if any) attached to this Lease as Exhibit "D".

"Tenant-Related Party" means any officer, director, owner, partner, employee, agent, contractor, or broker of Tenant.

"Tenant's Share" means 50%, determined by dividing the Rentable Area of the Premises by the Rentable Area of the Building.

"Tenant's Share of Basic Operating Cost" means the Tenant's Share of the Basic Operating Costs during any calendar year of the Lease Term.

SECTION 2 -PREMISES

2.1 Lease Grant. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises and the non-exclusive right to use the Common Areas and Parking Areas, subject to all of the terms and conditions of this Lease. This Lease is contingent upon and is subject to Tenant being approved for and receiving the financing in the amount not less then $243,000.00 from Frisco Economic Development Corporation, a Texas corporation organized and existing under the Development Corporation Act of 1979 (the "FEDC Funds") prior to the earlier to occur of (i) 12:00 p.m. Dallas, Texas time on March 29, 2007 or (ii) the date on which Work commences pursuant to Exhibit "D" ("Final Lease Date"). If Tenant is not approved for and granted the FEDC Funds prior to the Final Lease Date, either Landlord or Tenant may terminate this Lease upon written notice to the other party. If neither Tenant nor Landlord delivers a written notice of termination to the other party prior to the Final Lease Date, then such condition shall be deemed waived and this Lease shall continue in full force and effect. Further, in the event a notice of termination is not delivered prior to the Final Lease Date, Tenant shall deliver to Landlord the following: (i) Security Deposit as defined in Section 1.1 and (ii) the Letter of Credit as defined in Section 5.4. If either party delivers the notice of termination, Landlord shall promptly return to Tenant any unused balance of the Document Preparation Deposit, together with the copies of any and all receipts and invoices accounting for the used portion of the Document Preparation Deposit. Upon such termination, this Lease shall be null and void, and Tenant and Landlord shall have no further liability and/or obligations to one another under the terms and conditions of this Lease and/or the Tenant Improvements Agreement.

2.2 Tenant Improvements. Landlord will construct the Tenant Improvements in accordance with the terms of the Tenant Improvements Agreement. If no Tenant Improvements Agreement is attached to this Lease, no Tenant Improvements are being provided by Landlord and Tenant is taking the Premises "as is" and "with all faults". All Tenant Improvements shall become the property of the Landlord once completed. Subject to the terms hereof, Tenant is hereby granted a Tenant Improvements allowance of $324,000.00 ("Landlord Allowance"). The Landlord Allowance and any FEDC Funds received pursuant to Section 2.1 hereof (together, the "Tenant Improvements Allowance") shall be applied against the cost of the Tenant's Work, the Tenant's Improvements, and other items in accordance with the Tenant Improvements Agreement.

2.3 WAIVER OF WARRANTIES; ACCEPTANCE OF CONDITION.

(a) TENANT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE (INCLUDING THE TENANT IMPROVEMENTS AGREEMENT), NEITHER LANDLORD NOR ANY LANDLORD-RELATED PARTY HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE HABIT ABILITY, MERCHANTABILITY, SUITABILITY, QUALITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE (COLLECTIVELY, THE "DISCLAIMED WARRANTIES") WITH REGARD TO THE PREMISES OR THE COMPLEX. TENANT HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE DISCLAIMED WARRANTIES WITH REGARD TO THE PREMISES AND THE COMPLEX.

(b) Tenant has had an opportunity to measure the actual dimensions of the Premises and the Building and agrees to the square footage calculations set forth in Section 1.1 of this Lease for all purposes.

(c) Tenant's taking possession of the Premises will be conclusive evidence that (i) Tenant has inspected (or has caused to be inspected) the Premises and the Complex, (ii) Tenant accepts the Premises and the Complex as being in good and satisfactory condition and suitable for Tenant's purposes, and (iii) the Premises and the Complex fully comply with Landlord's covenants and obligations hereunder.

(d) Notwithstanding the foregoing, Tenant does not waive the right to cause Landlord to (i) correct any defective work covered by any warranty in the Tenant Improvements Agreement, (ii) complete any Punchlist Items in accordance with the terms of the Tenant Improvements Agreement or (iii) correct any "latent defects" (i.e., defects not reasonably discoverable during a thorough investigation of the Premises) in or affecting the Premises. If Tenant does not give Landlord written notice within 6 months following the Commencement Date regarding alleged defects in the performance of the work under the Tenant Improvements Agreement (if any) or latent defects in or affecting the Premises, such failure will constitute a waiver of any farther claims of Tenant regarding such defects. However, nothing contained in this Section 2.3(d) limits the right of Tenant to enforce the repair and maintenance obligations of Landlord under this Lease.

2.4 [Intentionally Deleted]

SECTION 3 -LEASE TERM

3.1 Lease Term. This Lease will continue in force during a period beginning on the Effective Date of this Lease and ending on the expiration of the Lease Term, unless this Lease is terminated early or extended to a later date pursuant to the terms of this Lease (including, without limitation, pursuant to the one-time termination right provided for in Section 13.21 hereof). The Lease Term will commence and Rent will accrue beginning on the Commencement Date.

3.2 Confirmation of Commencement Date. On or about the Commencement Date, Landlord will execute a Memorandum Regarding Acceptance of Premises in the form of Exhibit "E" attached hereto confirming the Commencement Date and the acceptance of the Premises by Tenant (subject to the completion of any Punchlist Items). Tenant agrees that Landlord, Landlord's partners and prospective purchasers, and any lender of Landlord may rely on the Memorandum Regarding Acceptance.

3.3 Delay in Commencement Date. If the Commencement Date is delayed due to a Tenant Delay (as defined in the Tenant Improvements Agreement), the obligations of Tenant under this Lease (including, without limitation, the obligation to pay Rent) will commence as of the date that the Commencement Date would have occurred but for the Tenant Delay. If, however, the Commencement Date is delayed due to any reason other than a Tenant Delay (subject to Section 13.8 hereof), then, as Tenant's sole remedy for the delay in Tenant's occupancy of the Premises, the Commencement Date will be delayed and the obligation to pay Rent will not commence until the earlier to occur of (i) the date of actual occupancy by Tenant of the Premises for the conduct of its business, or (ii) the date which is five (5) business days following the date on which the Premises is Ready for Occupancy.

3.4 Holding Over. If Tenant continues to occupy the Premises after the expiration of the Lease Term without the prior written consent of Landlord, such occupancy will be a tenancy at sufferance under all of the terms, covenants and conditions of this Lease, but the Base Rent will increase to a daily Base Rent equal to the number determined by multiplying the Base Rent for the final month of the Lease Term by 150%, and then dividing by thirty (30). Tenant will also pay any and all costs, expenses or damages sustained by Landlord as a result of such holdover.

SECTION 4 -RENT

4.1 Payment of Rent.

(a) Except as otherwise expressly provided in this Lease, Tenant must pay Rent to Landlord in advance in monthly installments on the first day of each calendar month during the Lease Term, at Landlord's Notice Address or to such other person or at such other address as Landlord may from time to time designate in writing.

(b) Landlord may, at its option, bill Tenant for Rent, but no delay or failure by Landlord in providing such a bill will relieve Tenant from the obligation to pay the Rent on the first day of each month as provided herein. Rent must be paid without notice, demand, abatement, deduction or offset, except as otherwise expressly provided in this lease.

(c) If the Lease Term commences on a day other than the first day of a calendar month, then the Base Rent for such partial month will be prorated and paid at the rental rate applicable during the first full month of the Lease Term. Tenant must pay the Base Rent due for the first full month of the Lease Term when Tenant delivers to Landlord an executed copy of this Lease.

(d) Together with its payment of Rent, Tenant also must pay to Landlord any applicable municipal, city, county, state, or federal excise, sales, use or transaction privilege taxes levied or imposed against or on account of the amounts payable by Tenant hereunder or the receipt thereof by Landlord (excluding state or federal income taxes imposed or levied against Landlord).

4.2 Additional Rent.

(a) Prior to the commencement of each calendar year during the Lease Term (not including the calendar year in which the Lease Term commences), Landlord may, at its option, provide Tenant with a then-current estimate of Additional Rent for the upcoming calendar year. Tenant must pay, as additional rental, in monthly installments in accordance with Section 4.1, the estimated Additional Rent for the calendar year in question. The failure of Landlord to estimate Additional Rent and bill Tenant on a monthly basis will not relieve Tenant of its obligation to pay Additional Rent. The term "Additional Rent" means, for a particular calendar year, the Tenant's Share of Basic Operating Costs, if any.

(b) If the Building is not at least 95% occupied during any year of the Lease Term (including the calendar year in which the Lease Term commences), the Basic Operating Costs for the Complex will be "grossed up" by increasing the variable components of Basic Operating Costs to the amount which Landlord projects would have been incurred had the Building been 95% occupied during such year, such amount to be annualized for any partial year.

(c) By April 1 of each calendar year during Tenant's occupancy (including the calendar year following the year in which the Lease Term is terminated), or as soon thereafter as possible, Landlord will furnish to Tenant a statement of Additional Rent (the "Statement"). Landlord and Tenant will determine whether there is any difference between the amount, if any, collected by Landlord from Tenant for the estimated Additional Rent and the actual amount of Additional Rent. If there is an underpayment, Tenant must pay the amount of such underpayment to Landlord within 30 days following delivery of the Statement. If there has been an overpayment by Tenant, Landlord will credit such overpayment against Rent next coming due under the Lease. At the end of the Lease Term, if no Event of Default exists, Landlord will refund any overpayment to Tenant in cash. If the Lease Term commences or ends at any time other than the first day of a calendar year, the Additional Rent will be prorated for such calendar year according to the number of days of the Lease Term in such calendar year.

(d) If there exists any dispute as to the calculation of Additional Rent (a "Dispute"), the events, errors, acts or omissions giving rise to the Dispute will not constitute a breach or default by Landlord nor shall Landlord be liable to Tenant, except as specifically provided below. If there is a Dispute, Tenant must notify Landlord in writing (specifying the items in Dispute) within 30 days after receipt of the Statement. Notwithstanding the existence of a Dispute, Tenant must timely pay the amount in dispute as and when required under this Lease, but payment will be without prejudice to Tenant's position. Upon receipt of the payment, Landlord will give Tenant such supplementary information regarding the items in Dispute as may be reasonably requested by Tenant in an effort to resolve such Dispute. If Landlord and Tenant are unable to resolve the Dispute, the Dispute will be referred to a mutually satisfactory third party certified public accountant for final resolution, although Tenant will retain the audit rights contained in Section 4.2(e). The cost of the certified public accountant will be paid by the party found to be least accurate (in terms of dollars in dispute). The decision of the certified public accountant will be final and binding. Final settlement must be made within 30 days after receipt of such accountant's decision. If Tenant does not dispute the calculation of Additional Rent in accordance with the procedures and within the time periods specified in this Section 4.2(d), or if Tenant does not request an audit of Additional Rent in accordance with the procedures and within the time periods specified in Section 4.2(e), the Statement will be considered final and binding for the calendar year in question.

(e) Tenant, at Tenant's expense, will have the right, no more frequently than once per calendar year, following 30 days' prior written notice (such written notice to be given within 30 days following Tenant's receipt of the Statement) to Landlord, to audit Landlord's books and records relating to Basic Operating Costs for the immediately preceding calendar year only. Tenant's right to audit Landlord's books and records is subject to the following conditions:

(1)   Basic Operating Costs for the Complex, as applicable for the calendar year in question must have increased by more than 5% over such costs for the immediately preceding calendar year.

(2)   Tenant must conduct the audit in a manner that will not unreasonably interfere with the conduct of Landlord's business.

(3)   Tenant must conduct the audit during normal business hours and at the location where Landlord maintains its books and records.

(4)   Tenant must deliver to Landlord a copy of the results of such audit within 5 days after its receipt by Tenant.

(5)   No audit will be permitted if an Event of Default by Tenant (including any failure by Tenant to pay an amount in Dispute) has occurred and is continuing.

(6)   Tenant must reimburse Landlord for the cost of all copies requested by Tenant or Tenant's auditor.

(7)   The audit must be conducted by an independent, nationally-recognized accounting firm or a local accounting firm reasonably acceptable to Landlord that is not being compensated by Tenant on a contingency fee basis. The auditor and Tenant must agree with Landlord in writing to keep the results of the audit confidential by executing and delivering to Landlord a confidentiality agreement in a form acceptable to Landlord, in Landlord's reasonable discretion.

             (8)   No subtenant will have the right to audit Landlord.

             (9)   Tenant and its permitted assignees will be permitted only a total of 1 audit per calendar year.

             (10)  Tenant must conclude the audit within 60 days after Tenant's receipt of the Statement.

             (11)  Any assignee's audit right will be limited to the period after the effective date of the assignment.

                            Unless Landlord in good faith disputes the results of the audit, an appropriate adjustment will be made between Landlord and Tenant to reflect any overpayment or underpayment of Additional Rent within 30 days after delivery of such audit to Landlord, in the manner described in Section 4.2(c). If Landlord in good faith disputes the results of any such audit, the parties will in good faith attempt to resolve any disputed items. If Landlord and Tenant are able to resolve such dispute, final settlement will be made within 30 days after resolution of the dispute. If the parties are unable to resolve any such dispute, either Landlord or Tenant may trigger the Dispute mechanism described in Section 4.2(d).

(f) Landlord will bill Tenant for Tenant's Share of Basic Operating Costs for the last full or partial month of the Lease Term as soon as practicable after the termination or expiration of this Lease. Tenant's obligation to pay this final bill and any other unpaid amounts survives the termination or expiration of this Lease. If Landlord determines that Tenant will require, or is consuming Miscellaneous Power (as defined in Section 7.1(a)(iv) below) in excess of Building Standard, Tenant will be required to reimburse Landlord for the cost of any additional equipment, such as transformers, risers and supplemental equipment, that Landlord's engineer reasonably deems necessary to accommodate such above-standard consumption (without implying any obligation on the part of Landlord to accommodate such use). At Tenant's request, Landlord shall install separate meters to all or portion of the Premises, at the cost of Tenant, and require all charges for the utilities separately metered to the Premises to be billed to and paid directly by Tenant. If the Premises is separately metered, Landlord shall make a corresponding adjustment to Tenant's Share of Electricity Costs for the Complex (so that Tenant's Share of Basic Operating Costs Increases relating specifically to Electricity Costs for the Complex will include only Tenant's Share of the cost of electrical current for the Common Areas and Service Areas of the Complex).

(g) Notwithstanding anything to the contrary set forth herein, Tenant's obligation to pay the Controllable Costs (hereinafter defined) component of Tenant's Share of Basic Operating Costs for any given calendar year shall be limited to the extent that the percentage increase in Controllable Costs, on a compounded and cumulative basis, exceeds 4% per annum (for example, if Tenant's Share of Basic Operating Costs were $100.00 in year 1, Tenant's Share of Basic Operating Costs could not exceed $104.00 in year 2, could not exceed $108.16. in year 3, and so forth). For purposes hereof, the term "Controllable Costs" shall mean all Basic Operating Costs except utility costs, insurance expenses, and Taxes.

4.3 Other Amounts Owing to Landlord. If Landlord incurs any expenses on behalf of Tenant or is otherwise due reimbursement from Tenant under this Lease, such amounts will be Additional Rent. Tenant must pay the amounts owing within 10 days after its receipt of an invoice from Landlord.

4.4  Late Payments; Dishonored Checks

(a) If Landlord does not receive any installment of Rent within five (5) business days after the date due, Tenant, to the extent permitted by law, must pay, in addition to the installment of Rent, a late payment charge equal to five percent (5%) of the installment of Rent due. The late payment charge will increase to ten percent (10%) of the installment of Rent due if Tenant becomes responsible for a late payment charge more than twice during any consecutive 12-month period. The late payment charge will revert to five percent (5%) after Tenant has paid Rent for twelve (12) consecutive months without incurring a late payment charge. Because the additional costs and expenses resulting to Landlord from late payments are difficult to ascertain precisely, this late payment charge constitutes a reasonable and good faith estimate by the parties of the extent of such additional costs and expenses.

(b) In addition to the late payment charge contained in Section 4.4(a), all Rent, if not paid within 30 days after the date due, will, at the option of Landlord, and to the extent permitted by law, bear interest from the date due until paid at the Default Rate.

(c) If any check is tendered by Tenant and not duly honored with good funds, the check will not constitute payment of Rent. Tenant will, in addition to any other remedies available to Landlord under this Lease (including late payment charges), pay Landlord a reasonable "NSF" fee.

(d) Acceptance of a late payment charge by Landlord does not constitute a waiver of Tenant's default with respect to the overdue amount, nor will it be construed as a waiver by Landlord of the requirement for timely payment nor create a course of dealing permitting such late payments. Any payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent due under this Lease will be deemed to be on account of the earliest Rent due hereunder. No endorsement or statement on any check or any letter accompanying any check or payment as Rent will be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

SECTION 5 - CREDIT ENHANCEMENT

5.1 Security Deposit. Tenant must deliver to Landlord the Security Deposit upon the Final Lease Date. Landlord will hold the Security Deposit, without liability for interest, as security for the performance by Tenant of Tenant's covenants and obligations under this Lease. The Security Deposit is not to be considered an advance payment of Rent or a measure of Tenant's liability for damages in case of default by Tenant. Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of Rent or to satisfy any other covenant or obligation of Tenant hereunder. After Landlord makes such application of the Security Deposit to Rent or other costs, Tenant will pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, Landlord will return to Tenant the balance of the Security Deposit within 30 days following the termination of this Lease. If Landlord transfers its interest in the Complex during the Lease Term, Landlord may assign the Security Deposit to the transferee. Upon assumption by such transferee of liability for the Security Deposit, Landlord shall have no further liability for the return of such Security Deposit. In no event will a Mortgagee be responsible for any Security Deposit unless it actually has been transferred to such Mortgagee.

5.2 [INTENTIONALLY DELETED.]

5.3 Financial Statements. During the Lease Term, Tenant must provide to Landlord the following financial statements, all of which must be (i) certified to Landlord as being true and correct by either the 5.1 chief financial officers of Tenant or an independent certified public accountant, as Tenant may elect,

(ii)           prepared in accordance with generally accepted accounting principles consistently applied, and

(iii)          otherwise in form and substance reasonably acceptable to Landlord:

(a)           year-to-date financial statements for Tenant within 30 days after a written request for same by Landlord, such request not to be made more often than 3 times per calendar year; and

(b)           annual financial statements for Tenant within 60 days after the end of each calendar year.

If any of the aforementioned financial statements are not furnished to Landlord within the applicable time periods, Tenant shall immediately pay to Landlord a late fee of $250.00, which fee is deemed to be Rent hereunder.
5.4      Letter of Credit.

(a) Tenant must deliver to Landlord an irrevocable standby Letter of Credit in the amount of $50,000.00 (the "Letter of Credit") upon the Final Lease Date. Landlord will hold the Letter of Credit as security for the performance by Tenant of Tenant's covenants and obligations under this Lease. The Letter of Credit is not to be considered an advance payment of Rent or a measure for Tenant's liability for damages in case of a default by Tenant. Landlord may, from time to time, without prejudice to any other remedy, draw upon the Letter of Credit to the extent necessary to make good any arrearages of Rent or to satisfy any other covenant or obligation of Tenant hereunder. The Letter of Credit must

(i) be in a form acceptable to Landlord; (ii) be written by a bank or other financial institution acceptable to Landlord, and (iii) permit Landlord to unconditionally draw upon the Letter of Credit by presentationof the Letter of Credit accompanied only by 1 of the following written statements: (A) "We hereby draw under your Letter of Credit number __________________________for USD_______________________as Oxysure Systems, Inc. (the Tenant) is in default under the Lease Agreement dated February_______________________ , 2007, between Sinacola Commercial Properties, Ltd. (the Landlord) and Oxysure Systems, Inc."; (B) "We hereby draw under your
Letter of Credit number___________________for USD ____________________as this Letter of Credit is scheduled to expire within 30 days and Sinacola Commercial Properties, Ltd. (the Landlord) has not received a renewal or replacement of this Letter of Credit and the term of the Lease Agreement has not expired, or (C) (C) Oxysure Systems, Inc. (as Tenant) has exercised its early termination option pursuant to Section 13.21 of the Lease Agreement dated February  ______________________ , 2007 between Sinacola Commercial Properties, Ltd. (as Landlord) and Oxysure Systems, Inc."

(b) The initial term of the Letter of Credit must be for the entire Lease Term. Not later than 30 days prior to the expiration of the Letter of Credit, Tenant must renew the term of the Letter of Credit to meet the requirements set forth herein. Failure to so renew the Letter of Credit and deliver the renewed Letter of Credit to Landlord will enable Landlord to immediately draw upon the existing Letter of Credit. If Landlord ever draws upon the Letter of Credit (except in the case of failure to renew the Letter of Credit), and if this Lease has not terminated, Tenant must immediately deliver to Landlord either cash or an endorsement of the issuer of the Letter of Credit reinstating the credit for the portion thereof used by Landlord, or an additional Letter of Credit conforming to the requirements of this Section 5.4, in an amount equal to the reduced portion of the original Letter of Credit used by Landlord. Tenant must not encumber the Letter of Credit in any manner, and Landlord will not be bound by any purported encumbrance.

(c) If Landlord transfers its interest in the Complex during the Lease Term, Landlord shall transfer all or any portion of the Letter of Credit to the transferee (and Tenant will take such actions as are necessary to cause the Letter of Credit to be issued in the name of such transferee). Upon such transfer Tenant must thereafter look only to the new landlord for the return of the Letter of Credit, and Landlord shall thereupon be released of all liability to Tenant for the return of or to account for such Letter of Credit.

(d) If the Tenant is not then in default under this Lease and does not exercise the one-time termination option pursuant to Section 13.21 of this Lease Agreement, the Letter of Credit shall be reduced to an irrevocable standby Letter of Credit as follows: (i) in the amount of $37,500.00 upon the third anniversary of the Date of the Lease and then (ii) in the amount of $25,000.00 upon the fourth anniversary of the Date of the Lease, pursuant to the same terms and conditions provided herein.

SECTION 6 - LEGAL AND CONTRACTUAL LIMITATIONS ON USE OF PREMISES

6.1 Use. The Premises must be used solely for general office use and, to the extent permitted by applicable law and zoning regulations, related distribution, light assembly, light assembly, and research and development. The Premises may not be used for any other purpose.

6.2 Compliance with Laws Generally: Environmental Laws. Tenant, at Tenant's sole cost and expense, must comply with all current and future federal, state, municipal and other laws and ordinances applicable to the use of the Premises, the employees, agents, visitors and invitees of Tenant, and the business conducted in the Premises by Tenant, including, without limitation, all environmental laws and regulations. In furtherance of the foregoing, Tenant must not (either with or without negligence) cause or permit the escape, disposal, or release of any biologically or chemically active or other hazardous substances or materials, except as permitted in compliance with all Environmental Laws or occupational and safety laws and regulations promulgated pursuant thereto ("Hazardous Substances"). Tenant must not allow the storage or use of Hazardous Substances in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of Hazardous Substances, nor allow to be brought onto the Property any such Hazardous Substances except to use in the ordinary course of Tenant's business (it being acknowledged that Tenant may store and use cleaning supplies, copier toner or other similar type products commonly found in commercial office space, so long as such items are properly labeled, stored and disposed of in accordance with all applicable governmental requirements). Without limitation, the term "Hazardous Substances" includes those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq., and any other applicable federal, state, or local laws. Tenant must execute affidavits or certifications from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Substances at the Premises. In all events, Tenant must indemnify Landlord in the manner elsewhere provided in this Lease from a release of Hazardous Substances at the Premises, or elsewhere if caused by Tenant or persons acting under Tenant.

6.3 Compliance with Accessibility Laws.

(a) Tenant is responsible for compliance with The Americans With Disabilities Act and comparable federal, state and local statutes or regulations relating to accessibility of facilities (the "Accessibility Laws") with respect to the Premises (including the Tenant Improvements and all Alterations made to the Premises or any other acts of Tenant after the Commencement Date), and all requirements of Accessibility Laws that relate to the employer-employee relationship or that are necessitated by the special needs of any employee, agent, visitor or invitee of Tenant, including, without limitation, requirements related to auxiliary aids and graphics.

(b) Landlord is responsible for compliance with Accessibility Laws with respect to the Common Areas (including restrooms located upon full floors leased by a tenant) and the Service (a) Areas, except for any improvements required to the Common Areas or Service Areas that are attributable to Tenant's specific use of the Premises.

(c) Neither party will be in default under this Section 6.3 for its failure to comply with Accessibility Laws so long as the responsible party is either contesting in good faith, and by legal means, the enforcement of Accessibility Laws, or is undertaking diligent efforts to comply with Accessibility Laws.

6.4  Building Rules and Regulations; No Nuisance.

        (a) Landlord has the right to adopt and modify Rules and Regulations governing the the use and occupancy opf the Complex, including the Parking Areas in the ordinary course of business. Tenant must comply with the Rules and Regulations and must cause all of its Tenant-Related Parties, contractors, invitees and visitors to do so as well. Landlord may change the Rules and Regulations from time to time, as Landlord deems necessary in the ordinary course of business. Any changes to the Rules and Regulations will be effective when sent by Landlord to Tenant in writing. Landlord will have no liability to Tenant or any other person for its failure to enforce the Rules and Regulations.

 (b) Tenant may not commit any act which is a nuisance or annoyance to Landlord or to other tenants in the Building or which might, in the reasonable judgment of Landlord, appreciably damage Landlord's goodwill or reputation, or tend to injure or depreciate the value of the Building or Complex.

6.5 Quiet Enjoyment. Tenant, on paying all sums required under this Lease and performing and observing all of its covenants and agreements, may peaceably and quietly occupy and use the Premises during the Lease Term. Such occupancy and use is subject to the provisions of this Lease, all matters of record affecting the Complex and applicable governmental laws, rules, and regulations. Landlord warrants and forever defends Tenant's right to such occupancy against the claims of any and all persons lawfully claiming the same or any part thereof by, through, or under Landlord, subject only to the provisions of this Lease, all matters of record now or hereafter affecting the Complex and all applicable governmental laws, rules, and regulations.

SECTION 7 - OPERATIONAL MATTERS

7.1 Services to be Furnished by Landlord.

(a) So long as no Event of Default exists under this Lease, Landlord agrees to furnish to Tenant the following services:

(i)          To the extent such provision by Landlord is Building Standard, Landlord shall provide facilities for cold water at those points of supply provided for general use of other tenants in the Building or as are required by governmental authorities.

(ii)         Routine maintenance for all Common Areas and Service Areas of the Building in the manner and to the extent deemed by Landlord to be standard.

(iii)        All Building Standard fluorescent and incandescent bulbs and ballast replacements in the Common Areas and the Service Areas.

              (iv)         Electricity at a point of service in the Premises to allow Tenant to furnish sufficient electrical power for normal office machines (including electric typewriters, desk-topcomputer facilities and desk-top word processing facilities) and other machines of similar electrical consumption ("Miscellaneous Power"). If Landlord determines that Tenant will require, or is consuming, Miscellaneous Power in excess of Building Standard, Tenant will be required to reimburse Landlord for the cost of any additional equipment, such as transformers, risers and supplemental equipment, that Landlord's engineer reasonably deems necessary to accommodate such above-standard consumption (without implying any obligation on the part of Landlord to accommodate such use). Landlord will install separate meters to all or a portion of the Premises, at the cost of Tenant, and require all charges for the utilities separately metered to the Premises to be billed to and paid directly by Tenant. If the Premises is separately metered (without any obligation to do so except as expressly provided in Section 4.2(f)), Landlord will make a corresponding adjustment to Tenant's Share of Basic Operating Cost Increases (so that Tenant's Share of Basic Operating Cost Increases will include only Tenant's Share of the cost of electrical current for the Common Areas and Service Areas of the Complex.

(b) If any of the services Landlord is required to furnish hereunder are interrupted, Landlord will use reasonable diligence to restore the services promptly, but Tenant will have no claim for rebate of Rent, damages (including damages for business interruption) or eviction on account thereof. Notwithstanding the foregoing, subject to Section 9.3 (Casualty) and Section 10.1 (Condemnation), if any portion of the Premises becomes unfit for occupancy because Landlord fails to deliver any service required under this Section 7.1 for any period exceeding 5 consecutive business days (excluding Normal Business Holidays) after the earlier to occur of (i) the date on which Tenant first provided Landlord with written notice of the interruption of such service, or (ii) the date on which Landlord first acquired actual knowledge of the interruption of such service (the "Interruption Notice Date") then so long as such failure is not caused by Tenant or any Tenant-Related Party, Landlord will allow Tenant an equitable abatement of Rent (based on the severity of the interruption and the amount of space unfit for occupancy) effective from the sixth business day (excluding Normal Business Holidays) following the Interruption Notice Date and ending on the day such portion of the Premises is again fit for occupancy and such service is restored.

7.2      Parking.

(a) Landlord is providing the Parking Areas for the non-exclusive and common use of Landlord, all tenants of the Building, and their respective employees, agents, subtenants, licensees, visitors, guests and invitees. If the Parking Areas or any Reserved Parking Spaces within the Parking Areas become unavailable to Tenant due to casualty damage, flooding, condemnation or repairs, Landlord will use reasonable efforts to provide Tenant with reasonably satisfactoiy alternative parking arrangements until the use of the Parking Areas is restored. Tenant will have no right, however, to terminate this Lease by reason of the loss of any Parking Areas. In no event shall the number of parking spaces available to Tenant be less than 3 parking spaces within the Parking Areas per 1,000 square feet of Rentable Area of the Premises. Upon twenty (20) days prior written notice from Tenant specifying the desired number of additional parking spaces, Landlord will provide Tenant with the requested number of additional parking; provided, however, that Landlord shall have no obligation to provide Tenant with any additional parking that would increase the number of spaces available to Tenant beyond 4 parking spaces within the Parking Areas per 1,000 square feet of Rentable Area of the Premises.

(b) Tenant, the Tenant-Related Parties, and Tenant's contractors, licensees and invitees must comply with the Rules and Regulations regarding the Parking Areas. Landlord is entitled and authorized to place a wheel lock or other device restricting mobility of any vehicle violating the Rules and Regulations and to have the vehicle towed away, at the sole risk and expense of the vehicle owner. Landlord may, but is not obligated to, use such access devices as Landlord deems necessary to ensure that only authorized persons will use the Parking Areas.

(c) Tenant will have the right, upon at least 30 days prior written notice to Landlord, to convert up to 10 of the parking spaces within the Parking Areas to Reserved Parking Spaces. The location of the Reserved Parking Spaces will be determined in Landlord's sole discretion.

(d) Tenant, in its sole discretion, may use a portion of the Tenant Improvement Allowance to provide up to six (6) covered parking spaces on the south side of premises. The quality of covering and location of the parking will be at Landlord's sole discretion. The parking will be coordinated such that the quality and location will reasonably compliment the site and the surrounding existing and possible future developments.

7.3  Graphics; Signage. Landlord will, at Landlord's sole cost, provide and install 1 Building Standard indentification signwithin the Premises (the "Base Building Signage"). Tenant will be required to obtain
Landlord's prior written approval for any additional signage, such written approval shall not be unreasonably withheld or delayed. All such additional signage must be in the standard graphics for the Building. Landlord will provide, construct and install, any additional signage it approves in Landlord's sole discretion, but Tenant must reimburse Landlord for Landlord's cost of providing such service, plus an administrative charge equal to 10% of Landlord's cost. Tenant, at its sole cost and expense, must remove all non-Building Standard signage upon the termination of this Lease and repair any damage caused by such removal, all to the reasonable satisfaction of Landlord.

7.4  Repairs and Maintenance by Landlord. Except as provided in Section 7.6 and only to the extent  the items listed in this Section 7.4 are Building Standard items, Landlord will maintain and repair the exterior and load-bearing walls, floors (but not floor coverings), mechanical, electrical and plumbing systems and equipment that provide basic service to the Building, the roof of the Building, the Common Areas (including restrooms located on any full floors leased by Tenant), the Service Areas and the Parking Areas. Landlord will not be responsible for maintenance or repair of improvements made by or at the request of Tenant. All requests for repairs must be submitted to Landlord in writing, except in the case of an emergency. The cost of repairs and maintenance by Landlord pursuant to this Section 7.4 will be included in Basic Operating Costs, except to the extent excluded by Section 4.2(g). In the event the Landlord fails to repair and maintain as provided in Section 7.4 in violation of Landlord's obligations hereunder within sixty (60) days after a written notice was given by the Tenant, the Tenant shall have the right to repair and maintain such items (other than structural items or items outside the Premises) and receive a reimbursement from the Landlord for any and all reasonable out-of-pocket costs and expenses actually paid and incurred by the Tenant in connection with such repair and maintenance. In the event the reimbursement is not tendered within thirty (30) days after presentment of an invoice is made showing such costs and expenses in reasonable detail (subject to Landlord's reasonable approval), the Tenant shall have the right of setoff equal to the amount of such amount against the Base Rent due hereunder.

7.5 Maintenance by Tenant. Tenant must maintain the Premises in a clean and orderly condition and must not commit or allow any waste to be committed on any portion of the Premises. At the expiration or early termination of this Lease, Tenant will deliver up the Premises to Landlord hi as good condition as at the Commencement Date, ordinary wear and tear and damage by fire or casualty loss excepted.

7.6 Repairs by Tenant.

(a) Tenant will repair or replace at Tenant's cost any damage to the Premises (including doors and door frames, interior windows and any kitchen equipment, such as dishwashers, sinks,    refrigerators, trash compactors and plumbing and other mechanical systems related thereto) that is not caused by Landlord and any damage to the Complex, or any part thereof, caused by Tenant, any Tenant-Related Party or any subtenant, guest, licensee or invitee of Tenant.

(b) Tenant will repair, replace, and maintain in a clean and orderly fashion and at Tenant's cost any Tenant Improvements.

(c) If any damage described in Section 7.6(a) is located outside of the Premises or below floor coverings or behind walls or columns or if Tenant fails to make any other repairs or replacements within thirty (30) days after receipt of written notice from Landlord, Landlord may, at Landlord's option, make such repairs or replacements on Tenant's behalf, Tenant will reimburse Landlord for the cost of such repairs or replacements, plus an administrative charge equal to 10% of the cost of such repairs or replacements. If any such damage is covered by Landlord's insurance, in whole or in part, Tenant's liability under this Section 7.6 will be limited to the deductible payable by Landlord and any portion of the cost of repairing such damage not covered by Landlord's insurance.

(d) hi connection with repairs or replacements made by Tenant, Tenant will provide to Landlord with a copy of the contractor agreement regarding such repairs, copies of certificates of insurance evidencing contractor coverage satisfactoiy to Landlord, copies of "as-built" plans and specifications and other information or documentation reasonably required by Landlord, including evidence of the lien-free completion of the repairs or replacements.

7.7      Alterations, Improvements.

(a) Tenant may make no alteration, change, improvement, replacement or addition to the Premises (collectively, "Alterations") without the prior written consent of Landlord. Landlord will not unreasonably withhold consent with respect to interior Alterations that do not affect, in any way, the mechanical, electrical, plumbing, HVAC, structural and/or fire and life safety components of the Premises ("Non-Structural Alterations"). Landlord may, at its option, require Tenant to submit plans and specifications to Landlord for approval prior to commencing any Alterations. All Alterations must be done in a good and workmanlike manner and in compliance with all applicable laws and ordinances. All Alterations (other than Non-Structural Alterations) must be performed by a contractor on Landlord's approved list (a copy of which may be obtained from the Building manager). Any contractors used by Tenant must cany a comprehensive liability (including builder's risk) insurance policy in such amounts as Landlord may reasonably require and must provide proof of such insurance to Landlord prior to the commencement of any Alterations. All persons performing work in the Premises at the request of Tenant must register with the Building manager prior to initiating any work. Upon completion of any Alterations, Tenant must provide Landlord with a copy of its building permit, final inspection tag and, if plans and specifications were required by Landlord, final "as built" plans and specifications, together with evidence of the lien-free completion of such Alterations. Except for the Tenant Improvements (which shall be governed by the Tenant Improvements Agreement [if any]), all Alterations now or hereafter placed or constructed on the Premises at the request of Tenant will be at Tenant's cost. If Landlord performs Alterations on Tenant's behalf, Tenant must pay the cost of such Alterations (plus a construction management fee equal to 10% of hard costs).

(b) Upon the expiration or early termination of this Lease, Tenant may remove its trade fixtures, office supplies and movable office furniture and equipment not attached to the Building provided (i) such removal is made prior to the termination or expiration of the Lease Term; (ii) Tenant is not then in default in the timely performance of any obligation or covenant under this Lease; and (iii) Tenant promptly repairs all damage caused by such removal. All other property at the Premises, any Alterations to the Premises, and any other articles attached or affixed to the floor, wall, or ceiling of the Premises will, immediately upon installation, be deemed the property of Landlord and will be surrendered with the Premises at the termination or expiration of this Lease, without payment or compensation therefor. If, however, Landlord so requests in writing, Tenant must, at Tenant's sole cost and expense, prior to the termination or expiration of the Lease Term, remove any and all trade fixtures, office supplies and office furniture and equipment placed or installed by Tenant in the Premises, and any non-Building Standard Alterations (other than the Tenant Improvements) installed by Tenant or installed by Landlord at Tenant's request. Tenant must repair any damage caused by such removal.

7.8      Telecommunications.

(a)   If Tenant desires to utilize the services of a telephone or telecommunications provider   whose   equipment   is   not   servicing   the   Building   as   of   the   Effective   Date must obtain the written consent of Landlord, which consent will not be unreasonably withheld or delayed, before installing its lines or equipment or otherwise providing service within the Complex.

(b)   Landlord's refusal to give its consent to the installation of lines or equipment by the Telecommunications Provider will be deemed reasonable unless all of the following conditions are satisfied to Landlord's satisfaction (the satisfaction of such conditions will be evidenced by a written agreement between the Telecommunications Provider and Landlord or by any other means acceptable to Landlord in its reasonable judgment):

(i)   Landlord will incur no expense whatsoever with respect to any aspect of the Telecommunications Provider's provision of its services, including, without limitation, the costs of installation, materials, utilities (including the cost of any separate meters) and service.

(ii)   Before commencing any work in or about the Building, the Telecommunications Provider must supply Landlord with such written indemnities, insurance verifications, financial statements, and such other items as Landlord reasonably deems to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the Telecommunications Provider.

(iii)   Before commencing any work in or about the Building, the Telecommunications Provider must agree to abide by the Rules and Regulations and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants in the Building, and the Landlord.

(iv)   Landlord must determine, in its reasonable judgment, that there is sufficient space in the Building for the placement of all of the Telecommunications Provider's equipment and materials.

(v)   The Telecommunications Provider must be licensed and reputable.

(vi)  The Telecommunications Provider must agree to compensate Landlord for space used in the Building for the storage and maintenance of the Telecommunications Provider's equipment and for all costs that may be incurred by Landlord in arranging for access by the Telecommunications Provider's personnel.

(c)   Landlord's consent under this Section 7.8 will not be deemed any kind of warranty or representation by Landlord as to the suitability, competence, or financial strength of the Telecommunications Provider. All telephone and telecommunications services desired by Tenant will be ordered and utilized at the sole risk and expense of Tenant.   Tenant agrees that if service by the

Telecommunications Provider is interrupted, curtailed, or discontinued, Landlord will have no obligation or liability with respect thereto and that Tenant will have the sole obligation to obtain substitute service at its expense.

(d) The provisions of this Section 7.8 may be enforced solely by the Tenant and Landlord and are not for the benefit of any other party. The Telecommunications Provider will not be deemed a third party beneficiary of this Lease.

7.9 Change of Name or Common Areas.

(a)  Landlord reserves the right at any time to change the name of the Building or the change.

(b)  Landlord hereby reserves the right to repair, change, redecorate, alter, improve, or renovate any part of the Common Areas (including the Common Areas located on any full floor leased by Tenant) and to close the Common Areas temporarily for maintenance and other reasonable purposes. In exercising such right, Landlord will use reasonable efforts to minimize any interruption of Tenant's business conducted in the Premises.

7.10 Entry by Landlord. Tenant agrees that Landlord and the Landlord-Related Parties may enter into and upon any part of the Premises at all reasonable hours upon reasonable prior notice (and in the case of emergencies at all times and without notice) to inspect the same, to clean or maintain the Premises, to make repairs, alterations, additions, or improvements, or to show the Premises to prospective purchasers, mortgagees, insurers or, within the last 12 months of the Lease Term, to prospective tenants. Tenant will not be entitled to any abatement or reduction of Rent by reason of any such entry. Landlord will use reasonable efforts to minimize any disruption to the conduct of Tenant's business by reason of any such entry. No notice shall be required with respect to entry by Landlord, or its employees, agents or contractors to perform janitorial services.

SECTION 8 -TRANSFERS

8.1 Transfers by Tenant.

(a) Tenant may not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge or hypothecate its leasehold interest or grant any concession or license within the Premises (any such assigmnent, sublease, mortgage, pledge, hypothecation, or grant of a concession or license by Tenant is referred to in this Section 8 as a "Transfer") without the prior written consent of Landlord. Any attempt to effect a Transfer without the consent of Landlord will be void and of no effect.

(b) To make a Transfer, Tenant must request in writing Landlord's consent at least 30 days in advance of the date on which Tenant desires to make a Transfer and pay Landlord a $250 fee for reviewing the request, plus any charges that may be assessed for such transfer by Landlord's Mortgagee (the "Review Fee"). The request must include the name of the proposed transferee, current financial information on the proposed transferee, the terms of the proposed Transfer, and, if the Transfer pertains to only a portion of the Premises, information regarding access or construction issues that must be addressed to facilitate the Transfer. Landlord will, within 15 days following receipt of such request, notify Tenant in writing that Landlord elects (i) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant will be relieved of all further obligations hereunder as to such space, (ii) to permit Tenant to assign or sublet such space in accordance with the terms provided to Landlord, or (iii) to refuse consent to Tenant's requested Transfer and to continue this Lease in full force and effect as to the entire Premises. If Landlord fails to notify Tenant in writing of such election within the 15-day period, Landlord will be deemed to have elected option (iii) above. If Landlord elects option (i) above, Landlord will return the Review Fee to Tenant.

(c) The consent by Landlord to a particular Transfer will not be deemed a consent to any other subsequent Transfer. If this Lease, the Premises or the Tenant's leasehold interest, or any portion of the foregoing, is transferred, or if the Premises is occupied in whole or in part by anyone other than Tenant without the prior consent of Landlord as provided herein, Landlord may collect rent from the transferee or other occupant and apply the net amount collected to the Rent payable hereunder. Such collection or application of rent by Landlord, however, will not be deemed a waiver of the provisions hereof or a release of Tenant from the further performance by Tenant of its covenants, duties and obligations hereunder.

(d) As used herein, the term "Transfer" includes any merger, consolidation, reorganization, sale of assets, sale of a controlling interest in stock, or other transfer by like manner or by operation of law.

8.2 [INTENTIONALLY DELETED.]

8.3 Transfer Requirements. The following requirements apply to all Transfers:

(a) Tenant must, in the case of an assignment, cause the assignee to expressly assume and agree to perform, all of the covenants, duties and obligations of Tenant under this Lease. The assignee will be jointly and severally liable under the Lease along with Tenant.

(b) If the rent or other consideration payable by a sublessee or assignee under any such permitted sublease or assignment exceeds the Rent for the portion of the Premises so transferred, Tenant must pay to Landlord, as additional Rent, 50% of all such excess rental and other consideration, immediately upon receipt thereof by Tenant.

(c) The use of the Premises by the assignee or transferee must be consistent with the terms of this Lease. All of the terms and provisions of this Lease will continue to apply after a Transfer, unless otherwise expressly provided herein.

(d) Tenant will remain directly and primarily liable for the performance of ail the covenants, duties and obligations of Tenant under this Lease (including, without limitation, the obligation to pay Rent). Landlord will be permitted to enforce the provisions of this Lease against the undersigned Tenant or any transferee, or both, without demand upon or proceeding in any way against any other persons.

8.4 Transfers by Landlord. Landlord will have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Complex. Upon the assumption by the transferee of the obligations of Landlord hereunder, Landlord will be released from any further obligations accruing after the date of transfer, and Tenant will look solely to such successor-in-interest of Landlord for the performance of such obligations.

8.5 Defined Terms. Without limiting the provisions of this Lease (including, without limitation, this Section 8), the terms "Landlord" and "Tenant" will be construed to include the original Landlord and Tenant and their respective permitted successors and assigns.

SECTION 9 - INSURANCE; CASUALTY; ALLOCATION OF LIABILITY

9.1  Property Insurance.

          (a)    Landlord must maintain an insurance policy or policies of "risks of direct physical loss" in a "special form" basis (or comparable coverage by whatever name denominated) on the portion of the Complex that is the property of Landlord (including the Tenant Improvements), in an amount equal to not less than 90% of the replacement cost. The premium for such policy will be  included as a part of the Basic Operating Costs. Payments for losses thereunder will be made solely to Landlord or to the Mortgagees as their interests may appear. If insurance premiums for the  Complex increase due to:

          (i)     the Tenant Improvements to the Premises in excess of Building Standard or any subsequent Alterations or other improvementsmade by Tanant to thePermises or made by Landlord at Tanant's request,or(ii) a result of Tenant's use of the Premises, Landlord may elect to require Tenant to pay directly for the increased premiums rather than including such increased premiums in Basic Operating Costs.

          (b)    Tenant must maintain an insurance policy or policies of "risks of direct physical loss" in a "special form" basis (or comparable coverage by whatever name denominated) on all Alterations (except for the Tenant Improvements) and all of Tenant's personal property, including removable trade fixtures, office supplies and movable office furniture and equipment, located on the Premises, in an amount equal to full replacement cost and endorsed to provide that Tenant's insurance is primary in the event of any overlapping coverage with the insurance earned by Landlord. Such insurance will be maintained at the expense of Tenant and payment for losses thereunder will be made solely to Tenant or to the mortgagees of Tenant (if permitted hereunder) as their interests may appear. Tenant must, prior to occupancy of the Premises and at Landlord's request from time to time, provide to Landlord a current certificate of insurance evidencing Tenant's compliance with this Section 9.1. Tenant must obtain the agreement of Tenant's insurers to notify Landlord at least 30 days prior to any cancellation or expiration of a property insurance policy. Tenant must deliver thirty (30) days prior written notice to the Landlord prior to any cancellation or expiration of the policy.

9.2  Liability Insurance.

(a) Landlord must maintain a policy or policies of commercial general liability insurance covering the Complex (but excluding the Premises) on ISO Form CG 0001 or its equivalent, insuring against claims for personal or bodily injury or death or property damage (including contractual indemnity and liability coverage without contractual exclusion) occurring upon, in or about the Complex (but excluding the Premises), affording protection to the limit of not less than $1,000,000 per occurrence for bodily injury and property damage, $1,000,000 per occurrence for personal or advertising injury, $1,000,000 for general or aggregate liability, and such other coverage as Landlord may reasonably deem appropriate. Such insurance will be maintained at the expense of Landlord (as a part of Basic Operating Costs), and payments for losses thereunder will be made solely to Landlord or any other additional insured, as appropriate. Landlord's insurance will contain an endorsement that Landlord's insurance is primary for claims arising out of an incident or event occurring within the Common Areas.

(b) Tenant must maintain a policy or policies of (i) commercial general liability insurance covering the Premises and Tenant's use thereof on ISO Form CG 0001 or its equivalent, insuring against claims for personal or bodily injury or death or property damage (including contractual indemnity and liability coverage without contractual exclusion) occurring upon, in or about the Premises,

         (ii)   worker's compensation insurance coverage in accordance with applicable law with a waiver of subrogation in favor of Landlord, and (iii) motor vehicle liability insurance with coverage for all owned, non-owned, and hired vehicles with combined limits of not less than $ 1,000,000 each accident for bodily injury or property damage.  The policy or policies must be issued by and binding upon an insurance company licensed to do business in the State having an A.M. Best Rating of "AVII" or better. Such insurance must provide minimum protection of not less than $ 1,000,000 per occurrence for bodily injury and property damage, $1,000,000 per occurrence for personal or advertising injury, $1,000,000 for general or aggregate liability, and such other coverage as Landlord may reasonably deem appropriate. Tenant's insurance must contain an endorsement that Tenant's insurance is primary for claims arising out of an incident or event occurring within the Premises. Tenant's insurance must contain a provision naming Landlord (and any Mortgagee designated by Landlord) as an additional insured. Tenant must, prior to occupancy of the Premises and at Landlord's request from time to time, provide Landlord with a current certificate of insurance evidencing Tenant's compliance with this Section 9.2. Tenant must obtain the agreement of Tenant's insurers to notify Landlord at least 30 days prior to any cancellation or expiration of a liability insurance policy.

(c) From time to time during the Lease Term (but not more often than once every 3 years), Landlord may increase the minimum coverage amount specified in this Section 9.2 in order to reflect inflation and other relevant factors. Within 30 days after Landlord notifies Tenant of such an increase, both Landlord and Tenant must deliver to the other a certificate of insurance reflecting such increases in coverage.

9.3      Casualty Damage.

(a) If the Premises or the Building damaged by fire or other casualty, Tenant must give prompt written notice to Landlord.

(b) Landlord may terminate the Lease due to a casualty to the Premises or any other portion of the Building if:

           (i)           The Building is so damaged by fire or other casualty that substantial alteration or reconstruction of the Building will, in the judgment of an independent architect selected by Landlord, be required (whether or not the Premises has been damaged by the casualty);

(ii)           Any Mortgagee requires that the insurance proceeds payable as a result of the casualty be used to retire the Mortgage debt;

(iii)          The casualty is not insured under the insurance required to be earned by Landlord pursuant to the terms of Section 9.1; or

(iv)          Landlord determines that insurance proceeds will be insufficient to restore the Building.

(c)  If Landlord does not terminate this Lease, Landlord will, as soon as practicable, but no more than 90 days after the date of the casualty, commence to repair and restore the Building and will proceed with reasonable diligence to restore the Building to substantially its condition prior to the occurrence of the casualty. However, Landlord will not be required to rebuild, repair, or replace any part of Tenant's removable furniture, fixtures and equipment or any Alterations to the Premises made by Tenant following the Commencement Date. Furthermore, Landlord will not be required to spend for the restoration work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty, plus any deductible amounts thereunder (but the Landlord may choose, at its option, to provide the extra funds necessary to complete the restoration).

(d) If Landlord does not either commence the repairs to the Building within the time required herein or complete the repairs to the Building within 270 days after the date of the casualty, Tenant may terminate the Lease by written notice to Landlord given no later than 30 days following the date on which Landlord was to commence or complete such repairs, as the case may be.

(e) Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from the casualty or its repair. However, Landlord may allow Tenant an equitable abatement of Rent during the time and to the extent the Premises is unfit for occupancy and vacated by Tenant. If the Premises or any other portion of the Complex is damaged by a casualty resulting from the intentional acts of Tenant or any Tenant-Related Party, subtenant, or licensee of Tenant, Rent will not be abated during the repair of such damage and Tenant will not have the right to terminate this Lease due to such casualty.

9.4 INDEMNITY BY TENANT. TENANT HEREBY INDEMNIFIES, DEFENDS AND HOLDS HARMLESS LANDLORD AND THE LANDLORD-RELATED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, DAMAGES, CLAIMS, SUITS, LOSSES, CAUSES OF ACTION, LIENS, JUDGMENTS AND EXPENSES (INCLUDING COURT COSTS, ATTORNEY'S FEES AND COSTS OF INVESTIGATION) OF ANY KIND, NATURE OR DESCRIPTION RESULTING FROM ANY INJURIES TO OR DEATH OF ANY PERSON OR ANY DAMAGE TO PROPERTY WHICH ARISES, OR IS CLAIMED TO ARISE FROM THE FOLLOWING (COLLECTIVELY, THE "TENANT-RELATED CLAIMS"): (i) AN INCIDENT OR EVENT WHICH OCCURRED WITHIN OR ON THE PREMISES; (ii) ANY ALTERATIONS PERFORMED BY OR ON BEHALF OF TENANT UNDER SECTION 7.7; (iii) THE CONSTRUCTION OF ANY TENANT IMPROVEMENTS OR ALTERATIONS BY TENANT OR A PARTY ON BEHALF OF TENANT; (iv) THE USE OF THE PARKING AREAS BY TENANT OR THE TENANT-RELATED PARTIES, OR THEIR AGENTS, SUBTENANTS, LICENSEES OR VISITORS; (v) THE OPERATION OR CONDUCT OF TENANT'S BUSINESS WITHIN THE PREMISES; OR (vi) THE BREACH OF THIS LEASE BY TENANT. SUCH INDEMNIFICATION WILL BE IN EFFECT EVEN IF THE TENANT-RELATED CLAIM IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF LANDLORD OR ANY LANDLORD-RELATED PARTY. The indemnity obligations of Tenant under this Section 9.4 will not apply to a Tenant-Related Claim arising out of the gross negligence or intentional misconduct of Landlord or any Landlord-Related Party.

9.5 INDEMNITY BY LANDLORD. LANDLORD HEREBY ENDEMNIFIES, DEFENDS AND HOLDS HARMLESS TENANT AND THE TENANT-RELATED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, DAMAGES, CLAIMS, SUITS, LOSSES, CAUSES OF ACTION, LIENS, JUDGMENTS AND EXPENSES (INCLUDING COURT COSTS, ATTORNEYS' FEES AND COSTS OF INVESTIGATION) OF ANY KIND, NATURE OR DESCRIPTION RESULTING FROM ANY INJURIES TO OR DEATH OF ANY PERSON OR ANY DAMAGE TO PROPERTY WHICH ARISES, OR IS CLAIMED TO ARISE FROM THE FOLLOWING (COLLECTIVELY, THE "LANDLORD-RELATED CLAIMS"): (i) AN INCIDENT OR EVENT WHICH OCCURRED WITHIN OR ON THE COMMON AREAS; (ii) THE OPERATION OR CONDUCT OF LANDLORD'S BUSINESS WITHIN THE COMMON AREAS; OR (iii) THE BREACH OF THIS LEASE BY LANDLORD. SUCH INDEMNIFICATION WILL BE IN EFFECT EVEN IF THE LANDLORD-RELATED CLAIM IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF TENANT OR ANY TENANT-RELATED PARTY. The indemnity obligations of Landlord under this Section 9.5 will not apply to a Landlord-Related Claim arising out of the gross negligence or intentional misconduct of Tenant or any Tenant-Related Party. Furthermore, all claims against Landlord are limited by Section 12.4.

9.6  Waiver of Claims and Subrogation Rights. So long as it is permissible to do so as under the laws and regulations governing the writing of insurance within the State, all insurance earned by either Landlord or Tenant will provide for a waiver of rights of subrogation against Landlord and Tenant on the part of the insurance earner. Unless the waivers contemplated by this sentence are not obtainable for the reasons described in this Section 9.6, Landlord waives any and all rights of recovery, claims, actions or causes of action against Tenant and the Tenant-Related Parties, and Tenant waives any and all rights of recovery, claims, actions or causes or action against Landlord and the Landlord-Related Parties, for any loss or damage to property or any injuries to or death of any person which is covered or would have been covered under the insurance policies required under this Lease. The foregoing release will not apply to losses or damages in excess of actual or required policy limits (whichever is greater) nor to any deductible (up to a maximum of $10,000) applicable under any policy obtained by the waiving party. The failure of either parly (the "Defaulting Party") to take out or maintain any insurance policy required under this Lease will be a defense to any claim asserted by the Defaulting Party against the other party hereto by reason of any loss sustained by the Defaulting Party that would have been covered by any such required policy. The waivers set forth in the immediately preceding sentence will be in addition to, and not in substitution for, any other waivers, indemnities, or exclusions of liabilities set forth in this Lease.

9.7  Damages from Certain Causes.

(I) Notwithstanding anything contained in this Lease to the contrary, and subject to the terms of Section 9.6, neither Landlord nor any Landlord-Related Party will be liable for damages to Tenant or any party claiming through Tenant for any injury to or death of any person or damage to property or for interruption or damage to business resulting from (and Tenant, for itself and the Tenant-Related Parties, specifically waives and releases any claims it may have with respect to) any of the following:

(a) any act, omission or negligence of Tenant, any Tenant-Related Party or Tenant's contractors, subtenants, assignees, licensees, invitees or customers;

(b) any act, omission or negligence of any other tenant within the Building, or any of their respective employees, agents, contractors, tenants, assignees, licensees, invitees or customers;

(c) the repair, alteration, maintenance, damage or destruction of the Premises or any other portion of the Building (including the construction of tenant improvements for other tenants of the Building), except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord-Related Party;

(d) vandalism, theft, burglary and other criminal acts (other than those committed by Landlord's employees) in or about the Complex (including the Parking Areas);

(e) any defect in or failure of equipment, pipes, wiring, heating or air conditioning equipment, stairs, elevators, or sidewalks, the bursting of any pipes or the leaking, escaping or flowing of gas, water, steam, electricity, or oil, broken glass, or the backing up of any drains, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord-Related Party;

(f) injury done or occasioned by wind, snow, rain or ice, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority; or

(g) any other cause beyond the reasonable control of Landlord. Under no circumstances will Landlord be liable for damages related to business interruption or loss of profits. The provisions of this Section 9.1 will not limit the obligations of Landlord under this Lease or the rights of Tenant to seek enforcement of the terms of this Lease, so long as such enforcement by Tenant does not involve a claim for damages.

(II) Notwithstanding anything contained in this Lease to the contrary, and subject to the terms of Section 9.6, neither Tenant nor any Tenant-Related Party will be liable for damages to Landlord or any party claiming through Landlord for any injury to or death of any person or damage to property or for interruption or damage to business resulting from (and Landlord, for itself and the Landlord-Related Parties, specifically waives and releases any claims it may have with respect to) any of the following:

       (a) any wilful misconduct or gross negligence of Landlord, any Landlord-Related Party or Landlord's contractros, subtenants or assignees.

SECTION 10 - CONDEMNATION

10.1 Condemnation. Landlord may temiinate this Lease if the whole or substantially the whole of the Complex, or the whole or such portion of the Premises as will render the remainder unfit for Tenant's use, is taken for any public or quasi-public use, by right of eminent domain or otherwise, or sold in lieu of condemnation. The effective date of the termination will be the date when physical possession of the Building or the Premises is taken by the condemning authority. If this Lease is not terminated upon any such taking or sale, the Base Rent payable hereunder will be reduced by an amount representing that portion of Base Rent applicable to the portion of the Premises subject to such taking or sale. Landlord will to the extent Landlord deems feasible, restore the Building and the Premises to substantially their former condition. However, Landlord will not be required to rebuild, repair, or replace any Alterations to the Premises made by Tenant following the Commencement Date which were not approved by Landlord in writing. Furthermore, Landlord will not be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking.

10.2 Condemnation Award. All amounts awarded upon a taking of any part or all of the Property, Building or the Premises will belong to Landlord, and Tenant will not be entitled to and expressly waives all claims to any such compensation. Tenant may, however, make a separate claim upon the condemning authority for expenses related to relocation and for the unamortized cost of leasehold improvements paid for by Tenant.

SECTION 11 - TITLE ENCUMBRANCES

11.1 Subordination to Mortgage; Mortgagee Rights.

(a) This Lease will be subordinate to any first-lien mortgage, deed of trust, pledge, charge, encumbrance or security agreement (a "Mortgage") now existing or hereafter placed upon the Premises or upon the Complex, and to any renewals, modifications, consolidations, refinancings, and extensions thereof, but Tenant agrees that any beneficiary, mortgagee, or holder of such Mortgage (a "Mortgagee") will have the right at any time to subordinate such Mortgage to this Lease on such terms and subject to such conditions as such Mortgagee may deem appropriate, in its discretion. If any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under, any such Mortgage, Tenant agrees, without further action hereunder, to attorn to the purchaser upon such foreclosure (or any deed in lieu of foreclosure) and recognize such purchaser as the Landlord under this Lease. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any Mortgage now existing or hereafter placed upon the Premises or the Complex. Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the Mortgagee as Landlord may reasonably request.

(b) Prior to the Final Lease Date, Landlord shall obtain from a Mortgagee a subordination, non-disturbance and attornment agreement (the "SNDA Agreement") in a form and substance reasonably satisfactory to Landlord, Tenant and the Mortgagee, and executed by Landlord, Tenant and the Mortgagee. Landlord is solely responsible for the payment of all fees, costs and expenses incurred by Landlord in connection with obtaining an executed SNDA Agreement as provided herein. In the event Landlord fails to obtain an executed SNDA Agreement as provided herein, Tenant, at its sole discretion, shall have a right to terminate this Lease; at such time the Lease shall become null and void, and Tenant and Landlord shall have no further liability and/or obligations to one another under the terms and conditions of this Lease and/or the Tenant Improvements Agreement.

(c) If the Premises is subject to a Mortgage, Tenant must give written notice to any Mortgagee whose name and address have been given to Tenant before taking any action on account of any default by Landlord hereunder. Any such notice given by Tenant must (i) be given in the manner described in Section 13.1 of this Lease, (ii) specify the default by Landlord in reasonable detail, and (iii) afford the Mortgagee a reasonable period of time to perform the obligation on behalf of Landlord.

(d) If a Mortgagee succeeds to the interest of Landlord hereunder and is advised by counsel that all or any portion of the Rent payable by Tenant hereunder is or may be deemed to be unrelated business income within the meaning of the United States Internal Revenue Code or regulations issued thereunder, Mortgagee, as Landlord, will have the right at any time from time to time to unilaterally amend the provisions of this Lease relating to Rent payable hereunder so long as no such amendment increases Tenant's total payment obligations or other liabilities under this Lease or reduces Landlord's obligations hereunder. Tenant agrees to execute any documents reasonably required to effect such an amendment.

(e) hi no event will any Mortgagee be liable to Tenant under this Lease for any obligations of the "Landlord" arising prior to the date on which the Mortgagee becomes the owner of the Premises and the "Landlord" hereunder.

11.2 Landlord's Lien; Security Interest. Tenant hereby grants to Landlord a lien and security interest in all property of Tenant now or hereafter placed in or upon the Premises for payment of all Rent and other sums agreed to be paid by Tenant under this Lease. The provisions of this section relating to such lien and security interest will constitute a security agreement under and subject to the "Uniform Commercial Code," as enacted in the State, so that Landlord may enforce a security interest in all property of Tenant now or hereafter placed in or on the Premises, in addition and cumulative of the landlord's liens and rights provided by law or by the other terms and provisions of this Lease. Landlord may enforce this landlord's lien and security interest immediately upon a breach of this Lease by Tenant (whether an Event of Default will exist or not) if Tenant is vacating or is threatening to vacate the Premises. Tenant agrees to execute, as debtor, such financing statement or statements as Landlord may now or hereafter request. Landlord may at its election at any time file a copy of this page of this Lease and the signature page of this Lease as a financing statement, with Tenant as the "debtor" and Landlord as the "secured party".

11.3 Mechanic's Liens. Tenant may not permit any mechanic's liens, materialmen's liens or other liens to be placed upon the Premises or the Complex for any work performed by or at the request of Tenant, or any assignee, sublessee or licensee of Tenant. If any such lien is attached to the Premises or the Complex and not discharged by payment, bonding or otherwise within 20 days after notice from Landlord to Tenant, then, in addition to any other right or remedy of Landlord, Landlord may, but is not be obligated to, discharge the same. Any amount paid by Landlord for the aforesaid purpose will be paid by Tenant to Landlord on demand as Additional Rent and will bear interest at the Default Rate from the date paid by Landlord until reimbursed by Tenant.

11.4 Limited Subordination to ABC Company Incorporated. Notwithstanding the provisions of Section 11.2, the Landlord's lien under Section 11.2 will be subordinate to the purchase money security interest in favor of ABC Company Incorporated in and to the equipment now or hereafter placed within the Premises that is purchased or leased directly from ABC Incorporated. Tenant will promptly deliver to Landlord a schedule identifying such equipment as Landlord may request from time to time. Landlord will execute and deliver a subordination agreement in the form attached hereto as Exhibit "I" effectuating the foregoing subordination, promptly after a written request by Tenant for same together with the delivery to Landlord of a schedule identifying such initial equipment, if any.

11.5 Limited Subordination to Silicon Valley Bank. Notwithstanding the provisions of Section 11.2, the Landlord's lien under Section 11.2 will be subordinate to the loan in favor of Silicon Valley Bank in and to the Equipment (as defined in Consent to Removal of Personal Property attached hereto as Exhibit "J") now or hereafter placed within the Premises that, by the terms of the Loan A.greement (as defined in Consent to Removal of Personal Property attached hereto as Exhibit "J") with Silicon Valley Bank, secures that loan. Tenant will promptly deliver to Landlord a schedule identifying such equipment as Landlord may request from time to time. Landlord will execute and deliver a subordination agreement in the form attached hereto as Exhibit "J" effectuating the foregoing subordination, promptly after a written request by Tenant for same together with the delivery to Landlord of a schedule identifying such initial equipment, if any.

SECTION 12 - DEFAULT; DISPUTES; REMEDIES

12.1 Default by Tenant. The following events will be deemed to be events of default by Tenant under this Lease (each an "Event of Default"):

(a) Tenant fails to timely pay any Rent and such failure continues for a period of 5 days after written notice of such default has been delivered to Tenant (but if Landlord has given Tenant 2 such notices during any 12-month period, Landlord will not be required to give further notice; thereafter, the failure by Tenant to make any payment of Rent when due hereunder will be an Event of Default without notice or grace period);

(b) Tenant fails to comply with any terms, provisions or covenants of this Lease or any other agreement between Landlord and Tenant (other than a failure related to the non-payment of Rent), all of which terms, provisions and covenants will be deemed material, and such failure continues for a period of 30 days after written notice of such failure has been delivered to Tenant, or if such failure cannot reasonably be cured within such 30-day period, Tenant fails to commence to cure such failure within such 30-day period or thereafter fails to prosecute the cure diligently and continuously or fails to complete the cure within 60 days after the date of Landlord's notice of default;

(c) Tenant or any Guarantor takes any action to, or notifies Landlord that Tenant or any Guarantor intends to, file a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time, or under any similar law or statute of the United States or any state thereof; or a petition is filed against Tenant or any Guarantor under any such statute and is not dismissed within 60 days thereafter;

(d) A receiver or trustee is appointed for Tenant's leasehold interest in the Premises or for all or a substantial part of the assets of Tenant or any Guarantor; or

(e) Tenant abandons all or any substantial portion of the Premises or Tenant refuses to take occupancy of the Premises.

12.2  Landlord's Remedies.

(a)  Upon the occurrence of any Event of Default, Landlord may, at its option and without further notice to Tenant and without judicial process, in addition to all other remedies given hereunder or by law or equity, do any 1 or more of the following: (i) terminate this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord; (ii) enter upon and take possession of the Premises and expel or remove Tenant therefrom, with or without having terminated this Lease; (iii) apply all or any portion of the Security Deposit to cure such Event of Default; (iv) change or re-key all locks to entrances to the Premises, and Landlord will have no obligation to give Tenant a new key to the Premises until such Event of Default is cured; and (v) remove from the Premises any furniture, fixtures, equipment or other personal property of Tenant, without liability for trespass or conversion, and store such items either in the Complex or elsewhere at the sole cost of Tenant and without liability to Tenant subject to he provisions of Sections 11.2 and 11.4. Landlord may retain control over all such property for the purpose of foreclosing the security interest created by Section 11.2. Any of such furniture, fixtures, equipment or personal property not claimed within 30 days from the date of removal will be deemed abandoned.

(b) Exercise by Landlord of any one or more remedies hereunder will not constitute forfeiture or an acceptance of surrender of the Premises by Tenant. Such surrender can be effected only by the written agreement of Landlord and Tenant.

(c) If Landlord terminates this Lease by reason of an Event of Default, Tenant must pay to Landlord the sum of (i) the cost of recovering the Premises (including attorney's fees and costs), (ii) the unpaid Rent and all other indebtedness accrued hereunder to the date of such termination, (iii) the amounts stated in Section 12.2(e), (iv) the total Rent which Landlord would have received under this Lease for the remainder of the Lease Term minus the Fair Market Rental Value (hereinafter defined) of the Premises for the same period, both discounted to present value at the Prime Rate (hereinafter defined) in effect upon the date of determination, and (v) any other damages or relief which Landlord may be entitled to at law or in equity. For the purposes of this section, "Fair Market Rental Value" will be the rental rate that would be received from a comparable tenant for a comparable lease for premises and other properties of equivalent quality, size, condition and location as the Premises, taking into account any free rent or other concessions that are generally prevailing in the marketplace at the time of Tenant's default, market conditions and the period of time the Premises may reasonably be expected to remain vacant before Landlord is able to re-let the Premises to a suitable new tenant. For purposes of this section, "Prime Rate" will mean the per annum rate of interest announced or published from time to time by Bank of America, N.A., Dallas, Texas (or its successors or assigns) as its prime commercial lending rate.

(d) If Landlord repossesses the Premises without terminating this Lease, then Tenant must pay to Landlord the sum of (i) the cost of recovering the Premises (including attorney's fees and costs), (ii) the unpaid Rent and other indebtedness accrued to the date of such repossession, and (iii) the total Rent that Landlord would have received under this Lease for the remainder of the Lease Term minus any net sums thereafter received by Landlord through reletting the Premises during said period after deducting expenses incurred by Landlord in connection with such reletting for advertising costs, brokerage commissions, architectural fees, tenant improvement costs and allowances and any other allowances or concessions provided by Landlord (amortized pro rata over the term of such new lease).

Re-entry by Landlord will not affect the obligations of Tenant for the unexpired Lease Term. Tenant will not be entitled to any excess of rent obtained by reletting over the Rent required to be paid by Tenant hereunder. Actions to collect amounts due by Tenant may be brought 1 or more times, without the necessity of Landlord's waiting until the expiration of the Lease Term. In addition, Landlord may, at any time following repossession of the Premises without termination of the Lease, elect to terminate the Lease and pursue the remedies available to Landlord pursuant to Section 12.2(c) above in lieu of the remedies available to Landlord pursuant to this Section 12.2(d).

(e) If Landlord has terminated this Lease pursuant to Section 12.2(c), Tenant must also pay to Landlord the unamortized portion (assuming level amortization at 12% interest over the Lease Term), calculated as of the date of termination, of all leasing commissions, tenant improvement costs and allowances, architectural costs and allowances, any other allowances provided by Landlord and all other out-of-pocket costs of Landlord related to this Lease.

(f) Upon termination of this Lease or repossession of the Premises due to the occurrence of an Event of Default, Landlord will not be obligated to relet or attempt to relet the Premises.

(g) If Tenant fails to make any payment, perform any obligation, or cure any default hereunder within 10 days after receipt of written notice thereof, Landlord, without obligation to do so and without thereby waiving such failure or default, may make such payment, perform such obligation, and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose). Tenant must pay all costs, expenses and disbursements (including attorneys' fees) incurred by Landlord in taking such remedial action, plus, at the option of Landlord, interest thereon at the Default Rate.

12.3 Default by Landlord. Landlord will be in default under this Lease if Landlord fails to perform any of its obligations hereunder and such failure continues for a period of 30 days after Tenant delivers written notice of such failure to Landlord. Tenant must also deliver written notice of such failure to the holder(s) of any indebtedness or other obligations secured by any Mortgage, of which Tenant has received notice. If such failure cannot reasonably be cured within the 30-day period, Landlord will not be in default hereunder as long as Landlord or the Mortgagee commences the remedying of such failure within the 30-day period and diligently prosecutes the same to completion. Landlord will not be liable to Tenant for consequential, special or punitive damages by reason of a failure to perform (or a default) by Landlord under this Lease.

12.4 Limitation on Landlord's Liability. Tenant will be entitled to look solely to Landlord's equity in the Complex for the recovery of any judgment against Landlord, and Landlord will not be personally liable for any deficiency with respect to the recovery of such judgment. This recourse limitation will not limit any right that Tenant might otherwise have to obtain specific performance of Landlord's obligations under this Lease. Notwithstanding any provisions herein, in the event that Tenant obtains a final nonappealable judgment against the Landlord in a court of law or equity with competent jurisdiction relating to the Landlord's default under this Lease and such judgment is not satisfied within 90 days after the rendering of such non-appealable judgment or otherwise in accordance with the terms thereof, then Tenant may offset the amount of such final judgment against the Base Rent due hereunder.

12.5 Attorney's Fees. If Landlord or Tenant employs an attorney to assert or defend any action arising out of the breach of any term, covenant or provision of this Lease, or to bring legal action for the unlawful detainer of the Premises, the prevailing party will be entitled to recover from the non-prevailing party attorney's fees and costs of suit incurred in connection therewith. For purposes of this Section 12.5, a party will be considered to be the "prevailing party" if (i) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (ii) such party did not initiate the litigation and either (A) received a judgment in its favor, or (B) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (iii) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

SECTION 13 -MISCELLANEOUS

13.1 Notices. Any notice under this Lease must be in writing and must be sent to the appropriate Notice Address by (i) personal delivery, (ii) a recognized overnight courier, (iii) United States mail, postage prepaid, certified mail, return receipt requested, or (iv) facsimile with either electronic or telephonic verification of receipt, so long as the original of the facsimile notice is deposited in the United States mail within 3 days after the fax notice is sent. Notice by personal delivery or overnight courier will be effective upon receipt, notice by mail will be effective upon deposit in the United States mail in the mamier above described and notice by facsimile will be effective upon electronic or telephonic verification of receipt. Any party may change its Notice Address by delivering appropriate written notice to the other party in the manner described above. The change in Notice Address will be effective 10 days after the effective date of the notice.

13.2 Estoppel Agreements. Tenant will, from time to time, within 10 days after written request by Landlord, execute and deliver to such persons as Landlord may designate, an estoppel agreement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as so modified), stating the dates to which Rent and other charges payable under this Lease have been paid, stating that the Landlord is not in default hereunder (or if Tenant alleges a default, stating the nature of such alleged default) and further stating such other matters as Landlord or a Mortgagee may reasonably require.

13.3 No Implied Waiver. The failure of either party to insist at any time upon the strict performance of any covenant or agreement in this Lease or to exercise any right, power or remedy contained in this Lease will not be construed as a waiver or a relinquishment thereof for the future.

13.4 Independent Obligations. The obligation of Tenant to pay Rent hereunder and the obligation of Tenant to perform Tenant's other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder and are independent of the Landlord's performance of Landlord's duties and obligations hereunder.

13.5 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Lease will be valid and enforced to the fullest extent permitted by law.

13.6 Recording. Tenant agrees not to record this Lease or any memorandum of this Lease.

13.7 Governing Law. This Lease will be governed by the laws of the State. This Lease is performable in, and the exclusive venue for any action brought with respect hereto, will be in Collin County in the State.

13.8 Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant, the party responsible for taking such action will not be liable or responsible for any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever (other than financial inability) beyond the control of the party responsible for taking such action. The period of time for taking action will be extended by the number of days of delay. However, the provisions of this Section 13.8 will never be construed as allowing an extension of time with respect to Tenant's obligation to pay Rent when and as due under this Lease.

13.9 Time of Performance. Except as otherwise expressly provided herein, time is of the essence under this Lease.

13.10 Commissions. Landlord and Tenant agree that the Broker is the only broker involved in the procurement, negotiation or execution of this Lease, and that the Broker's commission will be paid by Landlord pursuant to a separate commission agreement. Landlord and Tenant hereby agree to defend, indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage or similar fees claimed on account of the execution or renewal of this Lease, the expansion of the Premises, or the exercise of any other rights set forth in this Lease due to any action or statement of the indemnifying party. Landlord will be required to pay a pro rata portion of Broker's commission relating to this Lease equal to 4.5% of the Base Rent for Lease Years 1, 2 and 3 with the remaining portion of the commission (4.5% of the Base Rent for Lease Years 4 and 5) to be due and payable to Broker if (and only if) Tenant does not terminate this Lease pursuant to Section 13.21 hereof.

13.11 Merger of Estates. The voluntary or involuntary surrender of this Lease by Tenant, or a mutual cancellation thereof, will not constitute a merger of the Landlord's fee estate in the Property and the leasehold interest created hereby. In that event, Landlord will have the option, in Landlord's sole discretion, to either terminate or assume all or any existing subleases or subtenancies.

13.12 Survival of Indemnities and Covenants. All indemnities of Landlord or Tenant and all covenants of Landlord or Tenant not fully performed on the date of the expiration or termination of this Lease will survive such expiration or termination.

13.13 Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Lease.

13.14 Entire Agreement. This Lease, including the exhibits listed in this Section 13.14, embodies the entire agreement between the parties hereto with relation to the Premises. There are no covenants, agreements, representations, warranties or restrictions between the parties hereto, other than those specifically set forth in this Lease. The following exhibits are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit "A"	Property Description
Exhibit "B"	Floor Plan
Exhibit "C"	Rules and Regulations
Exhibit "D"	Tenant Improvements Agreement
Exhibit "E"	Acceptance of Premises Memorandum
Exhibit "F"	Right of First Refusal
Exhibit "G"	Renewal Option
Exhibit "H"	Basic Operating Costs
Exhibit "I"	Form of Lien Subordination (ABC Company)
Exhibit "J"	Consent to Removal of Personal Property

13.15 Amendment. To be effective, any amendment or modification of this Lease must be in writing and signed by Landlord and Tenant.

13.16 Joint and Several Liability. If Tenant consists of more than 1 person or entity, the obligations of such parties under this Lease will be joint and several.

13.17 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which will constitute an original instrument, but all of which will constitute one and the same agreement.

13.18 Effect of Delivery of this Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or an option to be exercised by Tenant. This Lease will not be effective until a copy of this Lease executed by both Landlord and Tenant is delivered by Landlord to Tenant.

13.19 OFAC Certification. Tenant hereby certifies that (i) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specifically Designated National and Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorney's fees and costs) arising from or related to any breach of the foregoing certification.

13.20 Property Code. Tenant hereby waives any statutory rights otherwise applicable under Section 91.004 and Section 93.002 of the Texas Property Code. Landlord and Tenant hereby each acknowledge and agree that they are knowledgeable and experienced in commercial transactions and further hereby acknowledge and agree that the provisions of this Lease for determining charges, amounts and additional Rent payable by Tenant are commercially reasonable and valid even though such methods may not state precise mathematical formulae for determining such charges. ACCORDINGLY, TENANT HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS TO WHICH TENANT MAY BE ENTITLED UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS SAME MAY BE HEREAFTER AMENDED OR SUCCEEDED.

13.21 Tenant's One-Time Termination Option. Tenant shall have the one-time right to terminate this Lease, conditioned upon and subject to the following terms and conditions precedent:

(a) Tenant shall exercise such termination right, if at all, by delivering Landlord written notice on or before 5:00 p.m. Dallas, Texas time on the last day of the 32nd Lease Month, specifying that Tenant elects to terminate this Lease ("Termination Notice"). The Termination Notice must be sent by United States certified mail, return receipt requested.

(b) Tenant must not be in default under this Lease on the date that Landlord receives the Termination Notice.

(c) The effective date of the termination shall be the last day of the 36th Lease Month (the "Termination Date").

(d) Landlord will not be liable for the payment to Broker of any remaining, unpaid or unamortized portion of any commission or fee relating to or arising out of this Lease or the Premises.

(e) Upon the exercise of the One-Time Termination Option, any and all rights to the Security Deposit shall be waived and released by Tenant, and Tenant shall have no further liability and/or obligations under the terms and conditions of this Lease except for any provisions of this Lease that expressly survive a termination.

Tenant's rights under this Section 13.21 shall be voidable at the option of Landlord if (i) Tenant assigns the Lease to any party, (ii) Tenant fails to send the Termination Notice as, when and in the manner required by this Section 13.21, (iii) Tenant is in default under the Lease beyond the expiration of any applicable cure period at any time after the date on which Landlord receives the Termination Notice.

[Signature page follows.]

    IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD: SINACOLA COMMERCIAL PROPERTIES, LTD., a Texas limited partnership

Date	By:	FRISCO INDUSTRIAL, INC.
a Texas corporation, its general partner
Title

By
Name: Michael Sinacola
Title: President

TENANT: OXYSURE SYSTEMS, INC., a Delaware corporation

By:
Name: Julian Ross
Title: CEO

EXHIBIT "A"

PROPERTY DESCRIPTION

[To be attached.]

EXHIBIT "B"

FLOOR PLAN

[To be attached.]

EXHIBIT "C"
RULES AND REGULATIONS

Any capitalized terms not defined in this Exhibit "C" have the meaning set forth in the Lease to which this Exhibit "C" is attached.

1. Sidewalks, doorways, vestibules, halls, stairways, and similar areas may not be obstructed, nor will refuse, furniture, boxes or other items be placed therein by Tenant or Tenant-Related Parties. Such areas are to be used solely for ingress and egress to and from the Premises, or for going from one part of the Building or Complex to another part of the Building or Complex. Tenant will be responsible, at its sole cost, for the removal of any large boxes or crates not used in the ordinary course of business. Nothing may be swept or thrown into the corridors, halls, elevator shafts or stairways.

2. Canvassing, soliciting, distributing handbills, advertising and peddling in the Building and Complex are prohibited.

3. Plumbing fixtures and appliances may be used only for the purpose for which such were constructed or installed, and no unsuitable material may be placed therein. Tenant will bear the cost of repair of any stoppage or damage to any such fixtures or appliances from misuse on the part of Tenant or Tenant-Related Parties, guests and customers.

4. No signs, directories, posters, advertisements, or notices visible to the public will be painted or affixed on or to any of the windows or doors, or in corridors or other parts of the Building, except in such color, size, and style, and in such places, as have been first approved in writing by Landlord. Landlord has the right to remove, at the expense of Tenant, all unapproved signs, directories, posters, advertisements or notices following reasonable prior notice to Tenant.

5. Tenant may not do, or permit to be done, anything in or about the Building or Complex, or bring or keep anything therein, that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein, or otherwise increase the possibility of fire or other casualty. No cooking (other than cooking through the use of a microwave oven), including grills or barbecues, will be permitted within the Premises or on any patio adjoining the Premises.

6. Landlord has the power to prescribe the weight and position of heavy equipment or objects that may overstress any portion of the floor of the Premises. Tenant will bear the cost of repair of damage done to the Building by the improper placing of such heavy items. Tenant must notify the Building manager when safes or other heavy equipment are to be taken in or out of the Building. The moving of such equipment may be done only after written permission is obtained from Landlord and must be performed under such conditions as Landlord may reasonably require.

        7. Corridor doors, when not in use, must be kept closed.

        8. Tenant must cooperate with Landlord's employees in keeping the Premises neat and clean.

        9. Tenant may not cause or permit any improper noises in the Building, or allow any unpleasant odors to emanate from the Premises, or otherwise interfere, injure or annoy in any way other tenants, or persons having business with such tenants.

10. No animals or birds, other than those assisting the disabled, may be brought into or kept in or about the Building.

11. No machinery of any kind, other than ordinary office machines such as copiers, fax machines, personal computers and related mainframe equipment, electric typewriters and word processing equipment, may be operated on the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed.

12. Tenant may not use or keep in the Building any flammable or explosive fluid or substance (including Christmas trees and ornaments), or any illuminating materials, without the prior written approval of the Building manager.

         13. No bicycles, motorcycles or similar vehicles are allowed in the Building.

14. No nails, hooks, or screws (other than those necessary for hanging artwork, diplomas, posterboards and other such items on interior walls) may be driven into or inserted in any part of the Building (including doors), except as approved by Landlord.

15. Landlord may evacuate the Building in the event of an emergency or catastrophe. Tenant will cause its officers, agents and employees to participate in any fire safety or emergency evacuation drills scheduled by Landlord.

16. No food or beverages may be prepared, cooked or distributed from the Premises without the prior written approval of Landlord, which approval will not be unreasonably withheld or delayed. However, Tenant will be pennitted to install refrigerators, microwave ovens, coffee machines and vending machines for the use of its own employees and guests.

17. No additional or replacement locks may be placed upon any doors without the prior written approval of Landlord, which approval will not be unreasonably withheld or delayed. All keys necessary to enter the Premises will be furnished by Landlord. Upon termination of the Lease, Tenant must return all keys to Landlord and provide to Landlord the combination of all locks on doors or vaults. No duplicates of keys may be made by Tenant.

18. Tenant may not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets in a manner that will prevent Landlord's personnel or contractors from servicing such units as routine or emergency service may require. Tenant will pay the cost of moving such furnishings for Landlord's access. Tenant will instruct all of its emnlQvees to refrain from any attempts to adjust thermostats. The lighting and air conditioning equipment of the Building will be exclusively controlled by Landlord's personnel.

         19. No portion of the Building may be used for the purpose of lodging rooms.

20. Tenant must obtain Landlord's prior written approval, which approval will not be unreasonably withheld or delayed, for the installation of window shades, blinds, drapes or any other window treatment or object that may be visible from the exterior of the Building or affect the heating and cooling of the Building. Landlord will control all internal lighting that may be visible from the exterior of the Building and will have the right to change, at Tenant's expense, any unapproved lighting following reasonable prior notice to Tenant.

21. No supplemental heating, air ventilation or air conditioning equipment, including space heaters and fans, may be installed or used by Tenant without the prior written consent of Landlord.   _

22.      No smoking may be permitted within the Premises or anywhere else within the Complex, other than those smoking areas designated by the Building manager.

24.      No unattended children are allowed within the Complex.

25.      Tenant and its employees, agents, subtenants, licensees and visitors will follow the following rules and regulations for the Parking Areas:

          (a)      Cars must be parked entirely within the stall lines painted on the ground or on the floor.

          (b) All directional signs and arrows must be observed

          (c) The speed limit is 5 miles per hour.

          (d) Parking is prohibited in areas not striped for parking, aisles, areas where "no parking" signs are posted, in cross-hatched areas and in such other areas as may be designated by Landlord or Landlord's agent(s) (including areas designated as "Visitor Parking").

          (e) Every vehicle owner is required to park and lock his own car.

          (f) Spaces which are designated for small, intermediate or full-sized cars will be so used. No intermediate or full-size cars may be parked in parking spaces limited to compact cars.

          (g) No vehicle may be stored in the Parking Areas. Any vehicle remaining in the Parking Areas without interruption for 5 business days is deemed to have been stored in the Parking Areas.

          (h) Landlord is entitled and is hereby authorized to place a wheel lock or other device restricting mobility upon such vehicle or have any such vehicle towed away, at the sole risk and expense of the vehicle owner.

27.    In the event of anv inconsistency between these Rules and Regulations and the terms of the Lease, the terms of the Lease will control.

EXHIBIT "D"

TENANT IMPROVEMENTS AGREEMENT

This Tenant Improvements Agreement (herein so called) describes and specifies the rights and obligations of Landlord and Tenant under the Lease to which this Exhibit "D" is attached, with respect to the design, construction and payment for the completion of the Tenant Improvements within the Premises.

1. Definitions. Any capitalized terms not defined in this Tenant Improvements Agreement shall have the meaning set forth in the Lease. Additionally, as used in this Tenant Improvements Agreement, the following terms (when delineated with initial capital letters) shall have the respective meaning indicated for each as follows:

(a) "Architect" means the architect selected by Landlord or selected by Tenant and approved in writing by Landlord to assist in performance of the Work.

(b) "Change Costs" means any increase in the Cost of the Work attributable to any change in the scope of the Work requested or made necessary by Tenant or its representatives, including, without limitation, (1) a direction by Tenant to add to, modify or omit any item of Work contained in the Plans and Specifications, (2) any additional architectural, design or engineering services, (3) any changes to materials in the process of fabrication, (4) the cancellation or modification of supply or fabricating contracts, or (5) the removal or alteration of any Work completed or in process.

(c) "Construction Manager" means any third party engaged by Tenant to manage or inspect the performance of the Work. The choice of Construction Manager shall be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld.

(d) "Contractor" means the general contractor selected by Landlord to perform the Work or the general contractor selected by Tenant and approved by Landlord to perform the Work. Landlord reserves the right to replace the initial Contractor and/or to engage other contractors if the initial Contractor fails or refuses to perform the Work to Landlord's satisfaction.

(e) "Cost of the Work" means the cost of performing the Work, and all permit fees (including, without limitation, any fee payable to the Texas Department of Licensing and Regulation [or any successor thereto]).

(f) "Landlord's Costs" means the cost of (i) preparing the Plans and Specifications (as defined herein), and (ii) performing the Work.

(g) "Plans and Specifications" means the plans and specifications prepared in accordance with Section 2 of this Tenant Improvements Agreement.

(h)           "Work" means all materials and labor to be added to the existing improvements in the Premises, if any, in order to complete the installation of the Tenant Improvements within the Premises for Tenant in accordance with the Plans and Specifications, including, without limitation, all air balancing and other mechanical adjustments to Building equipment serving the Premises. Tenant acknowledges and agrees that only Building Standard materials may be utilized in the performance of the Work unless otherwise approved by Landlord in writing, such approval not to be unreasonably withheld. The Work shall not include the purchase and installation of any voice and data cabling, telephone or other communications equipment unless specifically included on the Plans and Specifications.

2. Approval of Plans and Specifications; Critical Path for Construction.

(a) Tenant and Landlord shall reasonably and mutually agree upon the Plans and Specifications for the Tenant Improvements to the Premises, including, without limitation, the color scheme and the types of materials and finishes that Tenant desires to use within the Premises. Landlord shall commence preparation of the construction documents promptly after the later to occur of (i) the Date of the Lease and (ii) the payment by Tenant to Landlord of a $20,000 deposit (the "Document Preparation Deposit") within fifteen (15) days after the Date of the Lease, to be held by Landlord and used in accordance with the terms hereof. Once prepared, Landlord shall deliver, not less than 20 business days after the later of (x) the Date of the Lease or (y) the payment of the Document Preparation Deposit, the construction documents to Tenant for Tenant's review and approval. Tenant shall approve or disapprove such construction documents in Tenant's reasonable discretion within five (5) business days after receipt thereof. The failure of Tenant to reasonably disapprove such construction documents within such five (5) business day period shall constitute Tenant's approval of same. If Tenant timely disapproves such construction documents, Tenant shall specifically identify its reasonable objections and Landlord shall revise such construction documents taking Tenant's objections under consideration and promptly resubmit the same to Tenant for approval by Tenant within five (5) business days after re-submittal. The foregoing process shall be repeated until Tenant shall have approved the construction documents. Upon approval by Landlord and Tenant, such construction documents shall constitute the "Plans and Specifications" hereunder. If either party delivers the notice of termination pursuant to Section 2.1 of the Lease, Landlord shall promptly return to Tenant any unused balance of the Document Preparation Deposit, together with the copies of any and all receipts and invoices accounting for the used portion of the Document Preparation Deposit.

(b) Within 40 business days after the Date of the Lease, Tenant shall notify Landlord in writing that Tenant has made its assessment of the finish-out bids received by Tenant and identifying Tenant's proposed contractor (subject to Landlord's approval). Further, Tenant and Tenant's Contractor must be ready to commence construction within five (5) business days after delivery of such notice.

(c) Landlord shall promptly provide Tenant and the project Architect with finish-out Plans and Specifications as is reasonably required for Tenant to provide to potential finish-out contractors for pricing of same.

(d) Tenant and the project Architect shall diligently pursue and Landlord shall undertake good faith efforts to cooperate as required, for the building permit to be obtained during the bidding process so as not to delay the commencement of the Work once contractor is selected and approved by Landlord.

(e) If (i) Tenant has satisfied each of the time deadlines set forth in this Section 2, (ii) the construction documents have been approved by Tenant within twenty (20) business days after the Date of the Lease (subject to any unreasonable delay in the approval process that was directly caused by Landlord), and (iii) Tenant commences the Work on or before May 15, 2007 in accordance with and in satisfaction of the requirements hereunder, then Tenant shall receive a full refund of the Document Preparation Deposit.

(f) If, however, any of the following occur (i) Tenant has not satisfied any of the time deadlines set forth in this Section 2, (ii) the construction documents are not approved by Tenant within twenty (20) business days after the Date of the Lease (subject to any unreasonable delay in the approval process that was directly caused by Landlord), or (iii) Tenant fails to commence the Work on or before May 15, 2007 in accordance with and in satisfaction of the requirements hereunder, then Landlord may, in its sole discretion, (x) terminate the Lease in which event Tenant will immediately surrender possession of the Premises to Landlord in accordance with the terms of the Lease and Landlord may utilize the Document Preparation Deposit to pay all costs and expenses incurred by Landlord in connection with the Lease or the construction documents (and promptly return the balance, if any, to Tenant) or (y) extend the time period for finalization and completion of the construction documents or the applicable items under Section 2(b) subject to a continuing right to terminate in accordance with item (i).

3. Compliance with Applicable Laws. Tenant acknowledges that Landlord shall have no responsibility for compliance of the Plans and Specifications with applicable federal, state and local statutes, codes, ordinances and other regulations, and the approval of the Plans and Specifications by Landlord shall not constitute a representation or warranty by Landlord that such Plans and Specifications are in compliance with said statutes, codes, ordinances and other regulations.

4. Change Costs. Tenant shall at all times pay all Change Costs incurred by Landlord, which Change Costs shall be paid as a condition precedent to Landlord implementing the change in question.

5. Change Orders. All changes and modifications in the Work from that contemplated in the Plans and Specifications, whether or not such change or modification gives rise to a Change Cost, must be evidenced by a written change order (a "Change Order") executed by both Landlord and Tenant. In that regard, Tenant shall submit to Landlord such information as Landlord shall require with respect to any Change Order requested by Tenant. Landlord shall then return to Tenant either a proposed form of Change Order (which shall show any increase in the Cost of the Work), to evidence Landlord's approval thereof, or a statement disapproving such requested Change Order and stating the reasons for disapproval. Tenant shall execute and return any approved Change Order to Landlord as a condition precedent to the implementation of the change in question.

6. Failure to Pay. The amounts payable by Tenant to Landlord hereunder shall constitute Rent, and Tenant's failure to make any such payment when due shall constitute a default under the Lease, entitling Landlord, subject to any applicable notice and/or grace periods provided in the Lease, to exercise any or all of its remedies under the Lease or this Tenant Improvements Agreement.

7. Performance of Work and Delays. Following final approval of the Plans and Specifications, Landlord shall instruct the Contractor to proceed with the Work. If a delay shall occur in the completion of the Work as the result of:

(a)           any occurrence described in the definition of Change Costs,

(b) Work that is non-Building Standard that requires a lead time (not due to a Landlord default or error) to obtain materials or construction time to perform in excess of that required for Work which is Building Standard, as reasonably determined by Landlord, or

(c) any other act, omission, delay or default of Tenant or Tenant's agents, representatives or employees or the Construction Manager, including any violation of the provisions of the Lease or any delay in giving authorizations or approvals pursuant to this Tenant Improvements Agreement, then any such delay shall be considered a Tenant Delay and will be subject to the terms of Section 3.3 of the Lease.

 8. Cost of Tenant Improvements.

(a) Payment of Costs. Tenant shall promptly pay any and all costs and expenses incurred in connection with or arising out of the performance of the Tenant's Work in constructing the Tenant Improvements.

(b) Tenant Improvements Allowance. Notwithstanding the provisions of subparagraph (a) above, Landlord shall provide Tenant with a Landlord's Allowance of $324,000.00 towards the Tenant Improvements Allowance in accordance with Section 2.2 of the Lease. The Tenant Improvement Allowance, which also contains any FEDC Funds obtained by Tenant, shall be used for the performance of Tenant's Work and Tenant's Improvements. The Tenant Improvements Allowance shall not be used for any purposes other than for payment of Tenant's Improvements and the cost of performing Tenant's Work or as otherwise provided by this Section 8; provided, however, Tenant may use a portion of the Tenant Improvements Allowance (not to exceed 10% of the Tenant Improvements Allowance) as payment for the cost of preparing Tenant's Plans and Specifications. Tenant, in its sole discretion, may also apply any and all unused portions of the Tenant Improvements Allowance to (i) the payment of the Base Rent on a prorated basis over the first sixty (60) months of the Initial Term of the Lease in proportion to the rent schedule for the Initial Term, and/or (ii) the purchase of furniture, fixtures, and equipment ("FF&E"), provided that all Tenant Improvement Costs have been finalized and any FF&E so purchased shall be applicable to Landlord's lien right as defined in Section 11.2 of the Lease.

(i) If Tenant's Contractor is performing the work, as Tenant's Work progresses, Tenant may submit to Landlord a request (a "Draw Request") no later than the 5th day of each month in writing for a portion of the Tenant Improvements Allowance, which request shall include: (i) a detailed breakdown of Tenant's construction costs, together with invoices therefor, incurred through the date of such Draw Request, (ii) a certified, written statement from Tenant's Architect that the Tenant Improvements for which the payment is being requested have been completed in accordance with the Plans and Specifications, to the extent of the costs that are the subject of such Draw Request and (iii) lien waivers in form and substance satisfactory to Landlord from the Tenant's Contractor (and any subcontractors performing work which is the subject of such Draw Request), waiving any applicable mechanic's liens relating to such work ("Lien Waivers"). Upon Landlord's receipt and approval of a Draw Request, Landlord shall pay to Tenant the portion of the Tenant Improvements Allowance requested within 30 business days of Tenant's submission of the Draw Request, unless Landlord notifies Tenant in writing of Landloard's rejection (and the reasons therefor) of such Draw Request. If the actual cost of performance of the Tenant's Work exceeds the Tenant Improvements Allowance, then Tenant shall pay all such excess costs ("Excess Costs") in a timely manner and Landlord shall have no responsibility therefor. Notwithstanding anything to the contrary set forth herein, once Tenant has exhausted the Tenant Improvements Allowance, Tenant shall still nevertheless continue to deliver to Landlord not later than the 5th day of each month all of the information required to be delivered with the Draw Request set forth in Section 5(b) above.

(ii) If Landlord's Contractor is performing the work, Landlord shall credit the Tenant Improvements Allowance against the cost of the Tenant's Work and the Excess Costs shall be paid by Tenant. Landlord may, at its option, prior to the commencement of Tenant's Work, provide Tenant with an estimate, prepared by Landlord, of the Excess Cost. In such event, Tenant shall, as a condition of the commencement of Tenant's Work, deposit the full amount of the estimated Excess Costs with the Landlord (the "Construction Deposit"). The Construction Deposit shall be applied by Landlord against the Excess Costs. Any amount remaining in the Construction Deposit shall be refunded to Tenant within 30 days following the Commencement Date and any deficiency in the Construction Deposit shall be paid by Tenant to Landlord within 30 days following written demand by Landlord. If Landlord does not require a Construction Deposit, Landlord shall provide Tenant an invoice for the Excess Costs following completion of Tenant's Work and Tenant shall pay such sum to Landlord within 30 days after receipt of such invoice.

(iii) Tenant may request that a portion of the Tenant Improvements Allowance be used for the construction of six (6) covered parking spaces (the "Covered Spaces") on the south side of the Premises. Landlord shall have sole discretion in determining (i) the design of the Covered Spaces, (ii) the building materials used in their construction, and (iii) where the Covered Spaces will be located on the south side of the Premises. The Covered Spaces will immediately become the property of the Landlord upon completion.

9. Punchlist. Prior to the Commencement Date, Landlord and Tenant shall conduct a walk-through of the Premises (the "Inspection") and specify in writing the Punchlist Items that remain to be performed by Landlord. Except for the Punchlist Items so identified, and the obligation of Landlord to correct defective work pursuant to Section 9 of this Tenant Improvements Agreement, and latent defects pursuant to Section 2.3(d) of the Lease, all obligations of Landlord in regard to the Work shall be deemed to have been satisfied upon completion of the hispection. Landlord shall have the right to enter the Premises to complete the Punchlist Items, and entry by Landlord, its agents, servants, employees or contractors for such purpose shall not relieve Tenant of any of its obligations under the Lease or impose any liability on Landlord or its agents, servants, employees or contractors.

If Landlord's contractor performed the Work, Landlord shall complete or cause the completion of the Punchlist Items within 60 days after the Punchlist Items were specified in writing and agreed to by Landlord, unless Tenant and Landlord agree otherwise in writing at the time of the Inspection. In the event that the Punchlist Items are not completed within the time period designated herein, the Tenant shall have the right to complete such Punchlist Items pursuant to the Tenant "self-help" provision under Section 7.4.

10. Notices. All notices required or contemplated hereunder shall be given to the parties in the maimer specified for giving notices under the Lease.

11. Non-Compliance of Tenant Improvements. If, within ninety (90) days after the hispection, Tenant shall provide to Landlord written notice that any of the Tenant Improvements do not comply with the Plans and Specifications in all material respects (Tenant agreeing, however, to promptly provide such written notice upon discovery of non-compliance), Landlord will correct such non-compliance at its own expense. Any non-compliance of which Tenant has not given Landlord written notice within such ninety (90) day period is deemed waived; provided, however, Tenant shall continue to have the rights with respect to latent defects set forth in Section 2.3(d) of the Lease. Notwithstanding anything contained herein to the contrary, Landlord is not required to correct non-compliance with the Plans and Specifications of any non-Building Standard materials incorporated by Tenant into the Tenant Improvements nor any workmanship defects with respect to contractors or subcontractors specially requested by Tenant and not generally utilized by Landlord.

Landlord shall correct such non-compliance within 60 days after a written notice from Tenant was provided to Landlord. In the event that such non-compliance is not corrected within the time period designated herein, the Tenant shall have the right to correct such non-compliance pursuant to the Tenant "self-help" provision under Section 7.4.

EXHIBIT "E"

ACCEPTANCE OF PREMISES MEMORANDUM

This ACCEPTANCE OF PREMISES MEMORANDUM ("Memorandum") is given on___________, 200___ , by_________________, a ____________________________ ("Landlord").

RECITALS

A.           Landlord and Tenant entered into that certain Office Lease Agreement dated___________, 200 ____________ (the "Lease"). All terms used but not defined herein have the meanings set forth in the Lease.

B.           Landlord wishes to confirm certain matters relating to the Lease and the work performed by Landlord at the Premises.

AGREEMENT

1.           Commencement Date. Landlord certifies that the Commencement Date under the Lease is ________________ , 200______________and the Lease Term is scheduled to expire on _____________, 200_________ , subject to Tenant's right to exercise up to _____________successive___________year renewal options in accordance with the Lease. Base Rent in monthly installments of $ _____________has commenced or will commence on___________, 200_____.

2.           Acceptance of Premises.    Except for the items listed on the Punch List dated__________, 200 ____(a copy of which is attached to this Memorandum), Landlord has completed all work required to be completed by Landlord under the Lease.

3.           Entire Agreemtn: No Amendment. The Lease constitues the entire agreement between Landlord and Tenant. The Lease has not been amended and is in full force and effect. This Memorandum supplements but does not amend the Lease.

4.          Reliance. This Memorandum, pursuant to the terms of Section_______________of the Lease, may be relied upon by Landlord, Landlord's partners and prospective purchasers, and __________("Landlord's Lender"), and each of their respective successors and assigns.

[Signature page follows.]

EXECUTED as of the date set forth above.

LANDLORD:

___________________________________,

a.__________________________________

By: ________________________________

Name: ______________________________

Title:_______________________________

EXHIBIT "F"

RIGHT OF FIRST REFUSAL

So long as the Lease is in full force and effect and there is no uncured Event of Default under the Lease, if during the initial Lease Term, Landlord receives an offer which Landlord is willing to accept (the "Offer") to lease all or any portion of 50,000 sf of the vacant space located in either of the 2 buildings that are currently scheduled for future construction, as depicted on Exhibit "F-l" attached hereto (the "Refusal Space"), Tenant will have a one-time right of first refusal ("Right of First Refusal") to lease all (but not part) of the space that is the subject of the Offer (the "Subject Space") upon the same terms and conditions contained in the Offer, except that the lease term for the Subject Space will be the same as the remaining Lease Term of the Lease (and if the remaining Lease Term is shorter than the lease term stated in the Offer, all allowances, concessions or other costs to be paid by Landlord will be proportionately reduced or the rental rate in the Offer will be adjusted upward by Landlord in accordance with its standard pricing procedures to take into account the shorter period within which Landlord may recover any allowances, concessions or other costs to be paid by Landlord as set forth in the Offer). If, within 5 days after Tenant receives written notice of the Offer (including a statement of the material terms and conditions thereof), Tenant does not notify Landlord in writing that Tenant elects to lease the Subject Space, then Landlord may enter into a lease with the prospective tenant who made the Offer on substantially the same terms and conditions contained therein, hi addition, if the Subject Space is less than all of the Refusal Space, and the remainder of the Refusal Space is adjacent to the Premises, Tenant's failure to exercise the Right of First Refusal with respect to the Subject Space will not prejudice its Right of First Refusal with respect to the remainder of the Refusal Space. Except as provided in the preceding two sentences, the failure of Tenant to exercise the Right of First Refusal within the time period set forth herein will constitute a waiver and termination of the Right of First Refusal. If Tenant timely notifies Landlord of its intention to lease the Subject Space, Landlord and Tenant will promptly enter into an amendment to this Lease adding the Subject Space to the Premises and otherwise incorporating the terms and conditions of the Offer. This Right of First Refusal is personal to Tenant and is not assignable to any third parties, including, but not limited to, any assignee or sublessee of Tenant. Tenant acknowledges that the construction plans for the 2 buildings containing the Refusal Space have yet to be finalized and that the Landlord may alter, in its sole discretion, any aspect of the buildings' construction, including, but not limited to, the buildings' location, size, design, and construction schedule and whether the buildings are actually built. This Right of First Refusal is only applicable to the building that is constructed first, if any.

Any capitalized terms not defined in this Exhibit "F" will have the meaning set forth in the Lease to which this Exhibit "F" is attached.

EXHIBIT "G"

So long as the Lease is in full force and effect and there is no Event of Default under this Lease at the time of Tenant's exercise of the Renewal Option (defined below) and upon the commencement of the Renewal Term (defined below), Tenant will have the option ("Renewal Option") to renew this Lease as follows:

Tenant may, by notifying Landlord of its election in writing ("Renewal Notice") not less than 120 days prior to the end of the Lease Term, renew this Lease for an additional term ("Renewal Term") beginning on the date next following the expiration date of the Lease Term and continuing for 60 months thereafter. Such renewal will include the Premises, as well as any other space within the Building then being leased by Tenant as of the date of exercise of the Renewal Option. The renewal of this Lease will be upon the same terms, covenants and conditions applicable during the Lease Term, as provided in the Lease, except that:

(a) the Base Rent payable during the Renewal Term will be an amount equal to the Market Rental Rate (as defined below) as of the date on which the Renewal Term commences;

(b) the term "Lease Term" will be deemed to include the Renewal Term;

(c) no concessions applicable during the initial Lease Term (such as construction allowances, moving allowances or free rent) will be applicable during the Renewal Term; and
(d) Tenant will possess no further renewal options beyond the number of options granted in this Exhibit "G".

As used herein, the phrase "Market Rental Rate" means the rate of Base Rent being charged for similar transactions for comparable space (including factors such as size, age, location and condition of the premises and the improvements in place therein) within buildings (including, but not limited to, the Building) within the Market Area during the previous 6 months with tenants of a size and having a financial condition comparable to that of Tenant. In no event, however, will the rate be less than the Base Rent payable under the Lease for the last year of the initial Lease Term.

Within 15 days after receipt of Tenant's Renewal Notice (and any required supporting information), Landlord will notify Tenant in writing of Landlord's estimate of the Market Rental Rate. Landlord and Tenant will in good faith attempt to determine the Market Rental Rate to be used to calculate the Base Rent. In the event that the parties cannot agree on the Market Rental Rate within 30 days after Landlord's initial communication to Tenant, Landlord will select an M.A.I, appraiser, who will determine the Market Rental Rate to be used to calculate the Base Rent and communicate his or her determination to the parties within 15 days after his or her appointment, which determination will be binding upon the parties. Each party will pay 1/2 of the cost of the appraisal. Within 15 days thereafter, Tenant will notify Landlord that Tenant either (i) accepts the Market Rental Rate established by the appraiser in which event the parties will promptly enter into an amendment to the Lease incorporating such terms, or (ii) reject Landlord's renewal terms, in which event the Lease will end at the expiration of the initial Lease Term and Landlord will have no further obligations or liability hereunder. The failure of Tenant to respond within such 15-day period will be deemed rejection of Landlord's terms.

The failure of Tenant to exercise the Renewal Option within the time period set forth herein will constitute a waiver and termination of such Renewal Option. This Renewal Option is personal to Tenant and is not assignable to any third parties, including, but not limited to, any assignee or sublessee of Tenant.

Any capitalized terms not defined in this Exhibit "G" will have the meaning set forth in the Lease to which this Exhibit "G" is attached.

EXHIBIT "H"

BASIC OPERATING COSTS

1. "Basic Operating Costs" means all direct and, to the extent provided in Paragraph 1(a), indirect costs and expenses incurred in each calendar year of operating, maintaining, repairing, managing and, to the extent specifically provided below, owning the Complex. "Basic Operating Costs" includes, without limitation, the following:

(a) Wages, salaries and other compensation of all employees engaged in the direct operation and maintenance of the Complex, employer's social security taxes, unemployment taxes or insurance and any other taxes which may be levied on such wages, salaries and other compensation, and the cost of medical, disability and life insurance and pension or retirement benefits for such employees (but if employees are engaged in the operation and maintenance of other buildings owned by Landlord or an affiliate of Landlord, other than the Complex, the employee-related costs will be fairly apportioned among all such buildings);

(b) Electricity Costs for the Complex incurred in the use, occupancy and operation of the Complex and all related improvements and appurtenances, including, but not limited to, electricity use for heating and air conditioning and perimeter lighting for the Complex, net of Submetered Power;

(c) Cost of leasing or purchasing all supplies, tools, equipment and materials used in the operation, maintenance, repair and management of the Complex;

(d) Cost of all utilities for the Complex (both interior and exterior), such as, water and power, sewage, heating, lighting, air conditioning and ventilation (but specifically excluding Electricity Costs for the Complex);

(e) Cost of all maintenance and service agreements for the Complex and surrounding grounds, such as janitorial service, pest control for the Common Areas and Service Areas, security service, equipment leasing, energy management system leasing, landscape maintenance, alarm service, window cleaning, metal finishing and elevator maintenance;

(f) Cost of all insurance relating to the Complex, such as fire and extended coverage insurance, flood insurance, rental interruption insurance and liability insurance applicable to the Complex and Landlord's personal property used in connection with the Complex, plus the cost of all deductible payments made by Landlord in connection with the insurance coverage (but only to the extent not already deducted as a Basic Operating Cost);

(g) All Taxes (if the amount of Taxes payable for any calendar year, including the amount of Taxes included in the Base Operating Cost Amount, is changed by final determination of legal proceedings, settlement, or otherwise, such changed amount shall be the Taxes for such year);

(h) Cost of repairs and general maintenance for the Complex (excluding such repairs and general maintenance paid by insurance proceeds or by Tenant or other third parties);

(i) Legal expenses incurred with respect to the Complex which relate directly to the operation of the Complex and which benefit all of the tenants of the Complex generally, such as legal proceedings to abate offensive activities or uses or to reduce property taxes, but excluding legal expenses related to the collection of Rent or to the sale, leasing or financing of the Complex;

(j) Fees for management services for the Complex, whether provided by an independent management company, by Landlord or by any affiliate of Landlord, but only to the extent that the costs of such services do not exceed competitive costs for comparable services in comparable buildings of the class, type, size, age and location of the Building in the Market Area;

(k) Expenses incurred in order to comply with any federal, state or municipal law, code or ordinance, or regulation which was not promulgated, or which was promulgated but not in effect or applicable to the Complex, as of the Effective Date of this Lease;

(1) Amortization of the cost of capital investment items which (i) Landlord reasonably believes will either (A) reduce (or avoid increases in) Basic Operating Costs, or (B) promote safety, or (ii) may be required in order to comply with any federal, state or municipal law, code or ordinance, or regulation which was not promulgated, or which was promulgated but was not in effect or applicable to the Complex as of the Effective Date (all costs of such capital investment items will be amortized, together with an amount equal to interest at 12% per year, in accordance with generally accepted accounting principles, but the amortization period will not extend beyond the remaining useful life of the Building); and

(m)     Costs of ad valorem tax consultants.

2. "Basic Operating Costs" will not include any expenses or costs for the following items:

          (a) Building Specific Operating Costs;

(b) Except as provided in Paragraph 1, costs that, under generally accepted accounting principles, are required to be classified as capital expenditures;

(c) Except as provided in Paragraph 1, depreciation or amortization of the Building or its contents or components;

(d) Expenses for the preparation of space (including tenant finish out costs) or other similar type work that Landlord performs for any tenant or prospective tenant of the Building;

(e) Expenses incurred in leasing or obtaining new tenants or retaining existing tenants, such as marketing costs and leasing commissions;

(f) Except as provided in Paragraph 1, legal expenses

(g) Interest, amortization or other costs associated with any Mortgage; or

(h) Any ground rent incurred for the Complex.

EXHIBIT "I"

FORM OF LIEN SUBORDINATION AGREEMENT

Sinacola Commercial Properties, Ltd., a Texas limited partnership ("Landlord") is the landlord of real property commonly known as Frisco Center Building 1, 10880 Research Road, Suite 600, Frisco, TX 75034 ("the Premises"). Landlord rents space of the Premises to OxySure Systems, Inc., a Delaware Corporation ("Tenant") and in comiection with such provision of rental space, Tenant may place on the Premises that certain equipment, which is leased to Tenant by ABC Company ("Leasing Agent").

1. Landlord acknowledges that it has received notice that Tenant has or will enter into one or more Lease Schedules to the Master Lease Agreement (the "Equipment Leases") with Leasing Agent, whereby Tenant will lease from Leasing Agent certain equipment, including, but not limited to, all assets, as amended from time to time by Tenant and Landlord (the "Equipment"), all or part of which is currently or may be located upon or affixed to the Premises.

2. Landlord agrees that Leasing Agent's rights in the Equipment are superior to any right or claim which Landlord may have and hereby subordinates any and all rights it may have against the Equipment for any rent or other sums due or to become due, under any agreement with Tenant or otherwise, and all claims and demands of eveiy kind against the Equipment.

3. Landlord agrees that the Equipment will remain personal property and will not become part of the Premises, regardless of the manner in which it may be affixed to real property. In the event of default by Tenant on any of its Equipment Leases with Leasing Agent, Landlord will allow Leasing Agent or its agents to enter the Premises to remove the Equipment in the exercise of its rights and remedies arising under the Equipment Lease, provided Leasing Agent gives Landlord ten (10) days prior written notice. Each of Tenant and Leasing Agent, jointly and severally, shall indemnify and hold Landlord harmless for any and all costs, expenses and damages caused by Tenant and/or Leasing Agent, their agents or employees, in connection with the exercise of Leasing Agent's rights under this instrument.

4. This instrument shall be binding upon the heirs, administrators, executors, successors and assigns of Landlord, and shall inure to the benefit of the successors and assigns of Leasing Agent.

5. Except as expressly provided herein, Landlord's rights under this agreement with Tenant remain unmodified.

IN WITNESS WHEREOF, the undersigned have executed and delivered this instrument this______________day of___________________, 2007.

OXYSURE SYSTEMS, INC.,
a Delaware corporation

By:_____________________________________

Name:___________________________________

Title:____________________________________

ABC COMPANY INCORPORATED
a Texas corporation
By:____________________________________________ Name:__________________________________________ Title:___________________________________________

LANDLORD:
SINACOLA COMMERCIAL PROPERTIES, LTD.,
a Texas limited partnership

               By ____________________       Name: Michael Sinacola       Title: President

EXHIBIT "J"
CONSENT TO REMOVAL OF PERSONAL PROPERTY

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:
SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

Attn: Loan Services

KNOW ALL PERSONS BY THESE PRESENTS:

(a) The undersigned has an interest in the real property at the location described on Attachment 1 (the "Real Property"): SEE ATTACHMENT 1 ATTACHED HERETO FOR FULL LEGAL DESCRIPTION, commonly known as Frisco Center Building 1, 10880 Research Road, Suite 600, Frisco, Texas 75034.

(b) Oxysure Systems. Inc. ("Borrower"), whose address is 2611 Internet Blvd., Suite 109. Frisco, Texas 75034, has entered into or will enter into a Loan and Security Agreement with Silicon Valley Bank ("Bank") dated as of the Effective Date (as defined therein) (as amended, restated, or otherwise modified from time to time, the "Loan Agreement"). As a condition to entering into the Loan Agreement, Bank requires that the undersigned consent to the removal by Bank of the equipment and any other assets serving as collateral for Borrower's obligations to Bank under the Loan Agreement (hereinafter called "Equipment") from the Real Property.

NOW, THEREFORE, the undersigned consents to the placing of the Equipment on the Real Property, and agrees with Bank as follows:

1. The undersigned subordinates each and every right which undersigned now has under applicable law or by virtue of the lease for the Real Property now in effect, to levy or distrain upon for rent, in arrears, in advance or both, or to claim or assert title to the Equipment that is located on the Real Property.

2. The Equipment shall be considered to be personal property and shall not be considered part of the Real Property regardless of whether or by what means it is or may become attached or affixed to the Real Property. The undersigned shall (a) provide written notice to Bank of any termination or expiration of the lease (a "Termination Notice"), and (b) will not dispose of any of the Equipment nor assert any right or interest therein unless it has first sent such Termination Notice to Bank and has given Bank a reasonable period of time (in any case, not less than 30 days after Bank's receipt of such Termination Notice) to exercise Bank's rights in and to the Equipment. If any order or injunction is issued or stay granted which prohibits Bank from exercising any of its rights hereunder, then, at Bank's option, the any periods set forth in this Section shall be stayed during the period of such prohibition and shall continue thereafter for the greater of (x) the number of days remaining for Bank to perform under this Section or (y) 30 days.

3. The undersigned will permit Bank, or its agent or representative, to enter upon the Real Property for the purpose of exercising any right Bank may have under the terms of the Loan Agreement, at law, or in equity, including, without limitation, the right to remote the

Equipment; provided, however, that if Bank, in removing the Equipment, causes any physical damage to the Real Property, Bank will, at its expense, cause same to be repaired to the condition such Real Property was in prior to said damage; provided, further. Bank shall not be liable for any diminution in value of the Real Property caused by the absence of any item Equipment so removed. If Borrower abandons the Equipment located on the Real Property upon termination or expiration of the Lease, Bank shall have the option to remove the Equipment from the Real Property within 30 days after receipt of written notice thereof from the undersigned or Bank's right to such Equipment shall be deemed forfeited. Notwithstanding the foregoing, Bank shall not have any duty or obligation to remove or dispose of any Equipment or any other property left on the Real Property by the Borrower.

4. This agreement shall be binding upon the heirs, successors, and assigns of the undersigned and shall inure to the benefit of Bank and its successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed and delivered this instrument this_____________day of___________________,2007.

SILICON VALLEY BANK
By:____________________________________________
Name:__________________________________________

Title:___________________________________________

LANDLORD:
SINACOLA COMMERCIAL PROPERTIES, LTD.,
a Texas limited partnership

               By ____________________       Name: Michael Sinacola       Title: President

Acknowledged and agreed:

OXYSURE SYSTEMS, INC.,
a Delaware corporation

By:_______________________________

Name:_____________________________

Title:______________________________

Attachment 1
Legal Description

(attach legal description of Real Property')